As filed with the Securities and Exchange Commission on January 25, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FREESEAS INC.

(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands	4412	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

10 Eleftheriou Venizelou Street

(Panepistimiou Ave.)

10671 Athens, Greece

011-30-210-452-8770

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Alexandros Mylonas, Chief Financial Officer

FreeSeas Inc.

10 Eleftheriou Venizelou Street

(Panepistimiou Ave.)

10671 Athens, Greece

011-30-210-452-8770

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc J. Ross, Esq.

Thomas A. Rose, Esq.

James M. Turner, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Flr.

New York, New York 10006

(212) 930-9700

(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $.001 par value per share	3,957,903	$0.21	$831,159.63	$113.37
Preferred Share Purchase Rights (3)	—	—	—	—
Total	3,957,903		$831,159.63	$113.37

(1)	Represents shares offered by the selling stockholder. Includes (i) up to 3,957,903 shares to be issued pursuant to an Investment Agreement between the Registrant and the selling stockholder, and (ii) an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholder. The number of shares registered, which equals the number of shares that may be issued under the Investment Agreement, was determined as one third of the number shares held by non-affiliates of the Registrant as of a date within 60 days of the date of execution of the Investment Agreement.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the NASDAQ Global Market on January 22, 2013, which was $0.21 per share.

(3)	The preferred stock purchase rights are initially attached to and trade with the shares of our common stock registered hereby. Value attributed to such rights, if any, is reflected in the market price of the Registrant’s common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 25, 2013

PROSPECTUS

FreeSeas Inc.

Up to 3,957,903 Shares of Common Stock

This prospectus relates to the resale of up to 3,957,903 shares of our common stock by Granite State Capital, LLC (“Granite”), the selling stockholder. We may from time to time issue up to 3,957,903 of shares of our common stock to the selling stockholder at 98% of the market price at the time of such issuance determined in accordance with the terms of our Investment Agreement dated as of January 24, 2013, with Granite. The selling stockholder may sell these shares from time to time in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions.

For additional information on the methods of sale that may be used by the selling stockholder, see the section titled “Plan of Distribution” beginning on page 33. We will not receive any of the proceeds from the sale of these shares. We will, however, receive proceeds from the selling stockholder from the initial sale to such stockholder of these shares. We have and will continue to bear the costs relating to the registration of these shares.

Our common stock is currently quoted on the NASDAQ Global Market under the symbol “FREE.” On January 22, 2013, the closing price of our common stock was $0.21 per share. You are urged to obtain current market quotations for the common stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 7 of this prospectus.

With the exception of Granite, which has informed us it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or Securities Act, to the best of our knowledge, no other underwriter or person has been engaged to facilitate the sale of shares of our stock in this offering. The Securities and Exchange Commission may take the view that, under certain circumstances, any broker-dealers or agents that participate with the selling stockholder in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this registration statement. Any representation to the contrary is a criminal offense.

The date of this prospectus is         ___ , 2013.

If it is against the law in any state to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. These forward-looking statements include information about possible or assumed future results of our operations and our performance. Our forward-looking statements include, but are not limited to, statements regarding us or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future and other statements other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “forecasts,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

·	our future operating or financial results;

·	our financial condition and liquidity, including our ability to comply with our loan covenants, to repay our indebtedness and to continue as a going concern;

·	potential liability from future litigation and incidents involving our vessels, including seizures by pirates, and our expected recoveries of claims under our insurance policies;

·	our ability to comply with the continued listing standards on the exchange or trading market on which our common stock is listed for trading;

·	our ability to find employment for our vessels;

·	drybulk shipping industry trends, including charter rates and factors affecting vessel supply and demand;

·	business strategy, areas of possible expansion, and expected capital spending or operating expenses and general and administrative expenses;

·	the useful lives and value of our vessels;

·	our ability to receive in full or partially our accounts receivable and insurance claims;

·	greater than anticipated levels of drybulk vessel new building orders or lower than anticipated rates of drybulk vessel scrapping;

·	changes in the cost of other modes of bulk commodity transportation;

·	availability of crew, number of off-hire days, dry-docking requirements and insurance costs;

·	changes in condition of our vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated dry-docking costs);

·	competition in the seaborne transportation industry;

·	global and regional economic and political conditions;

·	fluctuations in currencies and interest rates;

·	our ability to leverage to our advantage the relationships and reputation Free Bulkers S.A., our Manager, has in the drybulk shipping industry;

·	the overall health and condition of the U.S. and global financial markets;

·	changes in seaborne and other transportation patterns;

·	changes in governmental rules and regulations or actions taken by regulatory authorities;

·	our ability to pay dividends in the future;

ii

·	acts of terrorism and other hostilities; and

·	other factors discussed in the section titled “Risk Factors” in this prospectus.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and/or if and when management knows or has a reasonable basis on which to conclude that previously disclosed projections are no longer reasonably attainable.

ENFORCEABILITY OF CIVIL LIABILITIES

FreeSeas Inc. is a Marshall Islands company and our executive offices are located outside of the United States in Athens, Greece. Some of our directors, officers and experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Republic of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

ABOUT THIS PROSPECTUS

References in this prospectus to “FreeSeas,” “we,” “us,” “our” or “company” refer to FreeSeas Inc. and our subsidiaries, but, if the context otherwise requires, may refer only to FreeSeas Inc.

We use the term “deadweight tons,” or “dwt,” in describing the capacity of our drybulk carriers. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Drybulk carriers are generally categorized as Handysize, Handymax, Panamax and Capesize. The carrying capacity of a Handysize drybulk carrier typically ranges from 10,000 to 39,999 dwt and that of a Handymax drybulk carrier typically ranges from 40,000 to 59,999 dwt. By comparison, the carrying capacity of a Panamax drybulk carrier typically ranges from 60,000 to 79,999 dwt and the carrying capacity of a Capesize drybulk carrier typically is 80,000 dwt and above.

Unless otherwise indicated:

·	All references to “$” and “dollars” in this prospectus are to U.S. dollars;

·	Financial information presented in this prospectus is derived from financial statements for the six months ended June 30, 2012 and the fiscal year ended December 31, 2011. Please see "Incorporation of Certain Information by Reference." These financial statements were prepared in accordance with the U.S. generally accepted accounting principles; and

·	potential liability from future litigation and incidents involving our vessels, including seizures by pirates, and our expected recoveries of claims under our insurance policies;

·	All references to dollar amounts in this prospectus are expressed in thousands of U.S. dollars, except for dollar amounts relating to the Investment Agreements with Granite State Capital, LLC and Dutchess Opportunity Fund, II, LP and the Standby Equity Distribution Agreement with YA Global Master SPV Ltd.

All share-related and per share information in this prospectus have been adjusted to give effect to the one share for five share reverse stock split that was effective on October 1, 2010.

iii

COMPANY INFORMATION

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.

Our Company

We are an international drybulk shipping company incorporated under the laws of the Republic of the Marshall Islands with principal executive offices in Athens, Greece. Our fleet currently consists of six Handysize vessels and one Handymax vessel that carry a variety of drybulk commodities, including iron ore, grain and coal, which are referred to as “major bulks,” as well as bauxite, phosphate, fertilizers, steel products, cement, sugar and rice, or “minor bulks.” As of January 22, 2013, the aggregate dwt of our operational fleet is approximately 197,200 dwt and the average age of our fleet is 15 years.

Our investment and operational focus is in the Handysize sector, which is generally defined as less than 40,000 dwt of carrying capacity. Handysize vessels are, we believe, more versatile in the types of cargoes that they can carry and trade routes they can follow, and offer less volatile returns than larger vessel classes. We believe this segment also offers better demand and supply demographics than other drybulk asset classes.

We have contracted the management of our fleet to Free Bulkers S.A., referred to as our Manager, an entity controlled by Ion G. Varouxakis, our Chairman, President and Chief Executive Officer, and one of our principal shareholders. Our Manager provides technical management of our fleet, commercial management of our fleet, financial reporting and accounting services and office space. While the Manager is responsible for finding and arranging charters for our vessels, the final decision to charter our vessels remains with us.

Our Fleet

All of our vessels are currently being chartered in the spot market. The following table details the vessels in our fleet as of January 22, 2013:

Vessel Name	Type	Built	Dwt	Employment

M/V Free Jupiter	Handymax	2002	47,777	About 40 day time charter trip at $9,000 per day through January 2013

M/V Free Knight	Handysize	1998	24,111	About 70-80 day time charter trip at $4,500 per day through February 2013

M/V Free Maverick	Handysize	1998	23,994	Idle pending court proceedings in connection with dispute with creditors

M/V Free Impala	Handysize	1997	24,111	Laid-up

M/V Free Neptune	Handysize	1996	30,838	About 65 day time charter trip at $5,500 per day through February 2013

M/V Free Hero	Handysize	1995	24,318	About 35 day time charter trip at $9,750 per day through January 2013

M/V Free Goddess	Handysize	1995	22,051	Being surveyed pending commencement of repairs after pirate seizure

On October 11, 2012, we announced that all 21 crew members of the M/V Free Goddess are reported safe and well after the vessel’s release by her hijackers. The M/V Free Goddess had been hijacked by Somali pirates on February 7, 2012 while transiting the Indian Ocean eastbound. The vessel was on a time charter trip at the time she was hijacked. Under the charterparty agreement, the BIMCO Piracy clause was applied, which provided among other things, for the charterers to have the vessel covered with kidnap and ransom insurance and loss of hire insurance. The vessel was also covered by the war risk underwriters, who confirmed cover. We commenced arbitration proceedings with the charterer due to the charterer not fulfilling its obligations under the charterparty agreement. The proceedings were concluded and the award was in our favor. Thereafter, we reached a settlement with the charterer pursuant to which the charterer agreed to pay nearly 90% of the outstanding charter hire due after provisions already reflected in the financial statements.

1

Granite Investment Agreement

On January 24, 2013, we entered into an Investment Agreement with Granite, pursuant to which, for a 36-month period, we have the right to sell up to 3,957,903 shares of our common stock, which equals approximately 24% of our 16,826,932 shares outstanding as of January 24, 2013. As of the date of this prospectus, we have not sold any shares of our common stock to Granite under the Investment Agreement.

The Investment Agreement entitles us to sell and obligates Granite to purchase, from time to time over a period of 36 months (the “Open Period”), 3,957,903 shares of our common stock, subject to conditions we must satisfy as set forth in the Investment Agreement. For each share of common stock purchased under the Investment Agreement, Granite will pay 98% of the lowest daily volume weighted average price during the pricing period, which is the five consecutive trading days commencing on the day we deliver a put notice to Granite. Each such put may be for an amount not to exceed the greater of $500,000 or 200% of the average daily trading volume of our common stock for the three consecutive trading days prior to the put notice date, multiplied by the average of the three daily closing prices immediately preceding the put notice date. In no event, however, shall the number of shares of common stock issuable to Granite pursuant to a put cause the aggregate number of shares of common stock beneficially owned by Granite and its affiliates to exceed 9.99% of the outstanding common stock at the time.

If we were to sell all 3,957,903 shares included in this prospectus at a purchase price determined as described in the preceding paragraph, based on a put notice date of January 23, 2013, we would receive an aggregate of approximately $767,000 in proceeds from the sale of those shares. Any individual put is limited as described above; therefore, the actual aggregate proceeds that we will receive from the sale of our shares under the Investment Agreement will depend on the trading prices and volume of our shares during the applicable pricing period. Although we currently intend to sell all of the shares that Granite has agreed to purchase under the Investment Agreement, there can be no assurances that we will be able to sell all the shares pursuant to the Investment Agreement or that the aggregate proceeds we actually receive will be sufficient for our working capital needs. We are likely to have to seek additional sources of working capital.

Our right to deliver a put notice and the obligations of Granite with respect to a put is subject to our satisfaction of a number of conditions, including, but not limited to:

·	That our common stock is trading on a “principal market” as defined in the Investment Agreement;

·	our common stock shall not have been suspended from trading for a period of two consecutive trading days during the Open Period, as defined in the Investment Agreement, and we shall not have been notified of any pending or threatened proceedings or other action to suspend the trading of the common stock;

·	That the issuance of shares of common stock with respect to the applicable put notice will not violate any applicable shareholder approval requirements of the principal market; and

·	That a registration statement for the resale of the shares sold to Granite is effective.

The closing of a sale of shares pursuant to a put notice shall occur within three trading days of the put settlement date, which is the first trading day following the pricing period. The Investment Agreement provides for a penalty for late delivery of shares equal to $100 per day multiplied by the number of days late, with the total penalty amount cumulative for all days late. We may terminate the Investment Agreement upon written notice to Granite. Any and all shares, or penalties, if any, due under the Investment Agreement shall be immediately due and payable upon termination of the Investment Agreement. A copy of the Investment Agreement is incorporated by reference as a exhibit to the registration statement that this prospectus is a part of.

The issuance of our common stock under the Investment Agreement will continue to dilute the voting and economic rights of the existing holders of our common stock, because these shares will represent a smaller percentage of our total shares that will be outstanding after any issuances of common stock to Granite. If we deliver put notices under the Investment Agreement when our share price is decreasing, we will need to issue more shares to raise the amount than if we were to issue shares when our stock price is higher. Such issuances will have a dilutive effect and may further decrease our stock price. Please see “Risk Factors – Risks Relating to this Offering and Our Common Stock” elsewhere in this prospectus for a further discussion of the impact of the Investment Agreement on our stockholders and the market price of our common stock.

Recent Developments

·	On May 11, 2012, we entered into a Standby Equity Distribution Agreement, or SEDA, with YA Global Master SPV Ltd., or YA Global, a fund managed by Yorkville Advisors, LLC, pursuant to which, for a 24-month period, we have the right to sell up to $3.2 million of shares of the Company’s common stock. The SEDA entitles us to sell and obligates YA Global to purchase, from time to time over a period of 24 months, shares of our common stock for cash consideration up to an aggregate of $3.2 million, subject to conditions we must satisfy as set forth in the SEDA. For each share of common stock purchased under the SEDA, YA Global will pay 96% of the lowest daily volume weighted average price during the pricing period, which is the five consecutive trading days after we deliver an advance notice to YA Global. Each such advance may be for an amount not to exceed the greater of $200,000 or 100% of the average daily trading volume of our common stock for the 10 consecutive trading days prior to the notice date. We registered the resale by YA Global of up to 1,839,721 shares of our common stock. As of the date of this prospectus, we had sold all the shares of our common stock under the SEDA for aggregate proceeds of $432,000. Pursuant to the terms of the SEDA, we cannot deliver any further advance notices until such time as we file and have declared effective a new registration statement covering the resale of additional shares of our common stock by YA Global.

2

·	On May 31, 2012, FreeSeas entered a Sixth Supplemental Agreement with Credit Suisse AG, or Credit Suisse, which amends and restates the Facility Agreement dated December 24, 2007, as amended, between FreeSeas and Credit Suisse. The Sixth Supplemental Agreement, among other things, modifies the Facility Agreement to:

o	Defer further principal repayments until March 31, 2014;

o	Reduce the interest rate on the facility to LIBOR plus 1% until March 31, 2014 from a current interest margin of 3.25%;

o	Release restricted cash of $1,125;

o	Waive compliance through March 31, 2014 with the requirement to maintain a minimum ratio of aggregate fair market value of the financed vessels to loan balance, after which date the required minimum ratio will be 115% beginning April 1, 2014, 120% beginning October 1, 2014, and 135% beginning April 1, 2015;

o	Establish certain financial covenants, including an interest coverage ratio, which must be complied with starting January 1, 2013, a consolidated leverage ratio, which must be complied with starting January 1, 2014, and a minimum liquidity ratio, which must be complied with starting July 1, 2014; and

o	Require the amount of any “Excess Cash,” as determined in accordance with the Facility Agreement at each fiscal quarter end beginning June 30, 2012, to be applied to pay the amendment and restructuring fee described below and prepay the outstanding loan balance, depending on FreeSeas’ compliance at the time with the vessel market value to loan ratio and the outstanding balance of the loan.

As of the date of this prospectus, the outstanding balance under the Facility Agreement totaled $36,450. An amendment and restructuring fee equal to 5% of the current outstanding indebtedness, $1,823, will be due and payable on the earlier of March 31, 2014, the date of a voluntary prepayment, or the date the loan facility becomes due or is repaid in full. FreeSeas is also no longer required to sell additional vessels, as it had been under the terms of the Facility Agreement as previously in effect.

·	On July 11, August 22 and November 28, 2012, the Company received notices from FBB – First Business Bank S.A. (“FBB”), according to which failure to (i) pay the $2,513 repayment installment due in June 2012 and $3,350 repayment installment due in September 2012, (ii) pay accrued interest and (iii) failure to pay default interest constitute an event of default. The Company is in discussions to permanently amend the amortization schedule.

·	On August 10, 2012, pursuant to the approval of our Board of Directors at its April 2012 meeting, we issued 1,660,694 shares of our common stock our Manager in payment of the $926 in unpaid fees due to the Manager for the first quarter of 2012 and 159,712 shares of our common stock to our four non-executive directors in payment of $31 each in unpaid Board fees for the last three quarters of 2011.

·	On August 21, 2012, pursuant to the terms of a Note Purchase Agreement dated May 11, 2012 between us and YA Global, we raised an aggregate of $250 from the sale of a promissory note pursuant to the Note Purchase Agreement. The note was expected to be repaid in 10 equal weekly installments and matures 90 days from the date of funding. Thereafter, we requested an extension of the repayment schedule which was granted. As of the date of this prospectus, the outstanding balance under the Note Purchase Agreement totaled $60.

·	On September 7, 2012, we and certain of our subsidiaries entered into an amended and restated facility agreement with Deutsche Bank Nederland N.V. As amended and restated, the facility agreement:

o	Defers and reduces the balloon payment of $16,009 due on Facility B from November 2012 to December 2015;

o	Provides for monthly repayments of $20 for each of Facility A and Facility B commencing September 30, 2012 through April 30, 2013 and a monthly repayment of $11.5 for each of Facility A and Facility B on May 31, 2013;

o	Suspends principal repayments from June 1, 2013 through June 30, 2014 on each of Facility A and Facility B;

3

o	Provides for quarterly repayments of $337 for Facility A commencing June 30, 2014, which quarterly repayments have been reduced from $750;

o	Provides for quarterly repayments of $337 for Facility B commencing June 30, 2014;

o	Bears interest at the rate of LIBOR plus 1% through March 31, 2014 and LIBOR plus 3.25% from April 1, 2014 through maturity, which were reduced from LIBOR plus 2.25% for Facility A and LIBOR plus 4.25% for Facility B;

o	Establishes certain financial covenants, including an interest coverage ratio that must be complied with starting January 1, 2013, a consolidated leverage ratio that must be complied with starting January 1, 2014, and a minimum liquidity ratio that must be complied with starting July 1, 2014;

o	Removes permanently the loan to value ratio;

o	Requires the amount of any “Excess Cash,” as determined in accordance with the amended and restated facility agreement at each fiscal quarter end beginning June 30, 2012, to be applied to pay the amendment and restructuring fee described below and prepay the outstanding loan balance; and

o	Removes the success fee originally due under the previous agreement and provides for an amendment and restructuring fee of $1,480 payable on the earlier of March 31, 2014, the date of a voluntary prepayment, or the date the loan facility becomes due or is repaid in full.

In October, November and December 2012, we did not pay the monthly repayments of $20 for each of Facility A and Facility B with Deutsche Bank Nederland N.V., totaling $120 along with accrued interest due of $165. We are evaluating our options and are in discussion with Deutsche Bank Nederland N.V. to reach a mutually beneficial agreement.

·	On September 11, 2012, our Audit Committee approved the retention of Sherb & Co., LLP, or Sherb, as our independent registered public accounting firm for the fiscal year ending December 31, 2012, and dismissed Ernst & Young (Hellas) Certified Auditors Accountants S.A. (“E&Y”).

·	On October 3, 2012, our Board of Directors approved the issuance of an additional 2,196,500 shares of our common stock to our Manager in payment of the $807 in unpaid fees due to the Manager for the third quarter of 2012 and 65,358 shares of our common stock to each of our non-executive directors in payment of $30 each in unpaid Board fees for the first, second and third quarters of 2012.

·	On October 11, 2012, the M/V Free Goddess, which had been hijacked by Somali pirates in February 2012, was released.

·	On October 11, 2012, we entered into an Investment Agreement, or Dutchess Agreement, with Dutchess Opportunity Fund, II, LP, or Dutchess, a fund managed by Dutchess Capital Management, II, LLC, pursuant to which, for a 36-month period, we have the right to sell up to 2,352,962 shares of our common stock. The Dutchess Agreement entitles us to sell and obligates Dutchess to purchase, from time to time over a period of 36 months, up to 2,352,962 shares of our common stock, subject to conditions we must satisfy as set forth in the Dutchess Agreement. For each share of common stock purchased under the Dutchess Agreement, Dutchess will pay 98% of the lowest daily volume weighted average price during the pricing period, which is the five consecutive trading days commencing on the day we deliver a put notice to Dutchess. Each such put may be for an amount not to exceed the greater of $200,000 or 200% of the average daily trading volume of our common stock for the three consecutive trading days prior to the put notice date, multiplied by the average of the three daily closing prices immediately preceding the put notice date, subject to a 9.99% blocker provision. We registered the resale by Dutchess of up to 2,352,962 shares of our common stock. As of the date of this prospectus, we had sold all the shares of our common stock under the Dutchess Agreement for aggregate proceeds of $197.

·	On June 21, 2012, NASDAQ notified the Company that it currently is not in compliance with NASDAQ’s minimum bid price rule, which requires the bid price of the Company’s common stock to be at least $1.00 per share. The Company was granted an initial six month period, or until December 18, 2012, to regain compliance with the minimum bid price rule, unless it was able to obtain an extension of the deadline to regain compliance.On June 25, 2012, NASDAQ notified the Company that it currently is not in compliance with NASDAQ’s minimum market value of publicly held shares rule, which requires the market value of publicly held shares (“MVPHS”) of the Company’s common stock to be at least $5,000,000. The Company was granted an initial six month period, or until December 24, 2012, to regain compliance with the minimum bid price rule, unless it was able to obtain an extension of the deadline to regain compliance.

In December 2012, the Company applied to NASDAQ to transfer the listing of the Company's common stock from The NASDAQ Global Market to The NASDAQ Capital Market. To transfer to the Capital Market, the Company was required to meet all of the continued listing requirements of the Capital Market, except for the minimum bid price. One of the continued listing requirements of the Capital Market is to have a MVPHS of $1,000,000. Such a transfer would have granted the Company an additional six month period to regain compliance with the minimum bid price.

4

On December 19, 2012, the Company received notification from NASDAQ that on December 18, 2012, it failed to meet all continued listing criteria for the Capital Market, as its MVPHS was $897,000. As a result, the notice indicated that our common stock would be delisted from NASDAQ. The Company has appealed that decision and a hearing is currently scheduled for February 21, 2013.

·	On December 24, 2012, the 12,000 shares of common stock that were reserved for issuance upon the exercise of outstanding options were not exercised and expired.

·	Effective January 1, 2013, Sherb combined its practice with RBSM LLP (“RBSM”), and going forward, RBSM will be the Company’s new independent registered public accounting firm. The Company has been informed that when RBSM issues its audit report for the Company’s fiscal year ended December 31, 2012, such audit report will cover the years ended December 31, 2012 and 2011. Until such time, Sherb will remain our independent registered public accounting firm for purposes of issuing consents, including the consent filed as part of the registration statement that this prospectus is a part of.

·	On January 15, 2013, we issued 1,375,000 shares of our common stock (the “Settlement Shares”) to Hanover Holdings I, LLC (“Hanover”) in connection with a stipulation of settlement (the “Settlement Agreement”) of an outstanding litigation claim. The Settlement Agreement provides that the Settlement Shares will be subject to adjustment on the 36th trading day following the date on which the Settlement Shares were initially issued to reflect the intention of the parties that the total number of shares of Common Stock to be issued to Hanover pursuant to the Settlement Agreement be based upon a specified discount to the trading volume weighted average price (the “VWAP”) of the Common Stock for a specified period of time. Specifically, the total number of shares of Common Stock to be issued to Hanover pursuant to the Settlement Agreement shall be equal to the quotient obtained by dividing (i) $305,485.59 by (ii) 70% of the VWAP of the Common Stock over the 35-trading day period following the date of issuance of the Settlement Shares (the “True-Up Period”), rounded up to the nearest whole share (the “VWAP Shares”). The Settlement Agreement further provides that if, at any time and from time to time during the True-Up Period, Hanover reasonably believes that the total number of Settlement Shares previously issued to Hanover shall be less than the total number of VWAP Shares to be issued to Hanover or its designee in connection with the Settlement Agreement, Hanover may, in its sole discretion, deliver one or more written notices to the Company, at any time and from time to time during the True-Up Period, requesting that a specified number of additional shares of Common Stock promptly be issued and delivered to Hanover or its designee (subject to the limitations described below), and the Company will upon such request reserve and issue the number of additional shares of Common Stock requested to be so issued and delivered in the notice (all of which additional shares shall be considered “Settlement Shares” for purposes of the Settlement Agreement). On January 18, 2013, we delivered an additional 400,000 shares to Hanover. At the end of the True-Up Period, (i) if the number of VWAP Shares exceeds the number of Settlement Shares issued, then the Company will issue to Hanover or its designee additional shares of Common Stock equal to the difference between the number of VWAP Shares and the number of Settlement Shares, and (ii) if the number of VWAP Shares is less than the number of Settlement Shares, then Hanover or its designee will return to the Company for cancellation that number of shares of Common Stock equal to the difference between the number of VWAP Shares and the number of Settlement Shares.

The Settlement Agreement provides that in no event shall the number of shares of Common Stock issued to Hanover or its designee in connection with the Settlement Agreement, when aggregated with all other shares of Common Stock then beneficially owned by Hanover and its affiliates (as calculated pursuant to Section 13(d) of the Exchange, and the rules and regulations thereunder, result in the beneficial ownership by Hanover and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder) at any time of more than 9.99% of the Common Stock.

·	On January 18, 2013, our Board of Directors approved the issuance of an additional 6,416,389 shares of our common stock to our Manager in payment of $809 in unpaid fees due to the Manager for November and December 2012 and January 2013 and 530,201 shares of our common stock to our non-executive directors in payment of $48 in unpaid Board fees for the fourth quarter of 2012.

Our Corporate History

We were incorporated on April 23, 2004 under the name “Adventure Holdings S.A.” pursuant to the laws of the Republic of the Marshall Islands to serve as the parent holding company of our ship-owning entities. On April 27, 2005, we changed our name to “FreeSeas Inc.”

We became a public reporting company on December 15, 2005, when we completed a merger with Trinity Partners Acquisition Company Inc., or Trinity, a blank check company formed to serve as a vehicle to complete a business combination with an operating business, in which we were the surviving corporation. At the time of the merger we owned three drybulk carriers. We currently own seven vessels, each of which is owned through a separate wholly owned subsidiary.

In January 2007, Ion G. Varouxakis purchased all of the common stock owned by our two other co-founding shareholders. He simultaneously sold a portion of the common stock owned by him to FS Holdings Limited, an entity controlled by the Restis family, and to certain other investors. Immediately following these transactions, our Board of Directors appointed Ion G. Varouxakis Chairman of the Board and President, our two other co-founding shareholders and one other director resigned from the Board of Directors, and two new directors were appointed to fill the vacancies.

5

On September 30, 2010, our shareholders approved a one-for-five reverse split of our outstanding common stock effective October 1, 2010.

As of January 24, 2013, we had outstanding 16,826,932 shares of our common stock.

Our common stock currently trades on the NASDAQ Global Market under the trading symbol “FREE.”

Our Executive Offices

Our principal executive offices are located at 10, Eleftheriou Venizelou Street (Panepistimiou Ave.), 10671, Athens, Greece and our telephone number is 011-30-210-452-8770.

6

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to those risks described in our Annual Report on Form 20-F, as amended, for the fiscal year ended December 31, 2011 filed with the SEC, you should consider carefully the risks described below, together with the other information contained in this prospectus before making a decision to invest in our common stock.

Risk Factors Relating to FreeSeas

At June 30, 2012, FreeSeas’ current liabilities exceeded its current assets, which could impair its ability to successfully operate its business and could have material adverse effects on its revenues, cash flows and profitability and its ability to comply with its debt covenants and pay its debt service and other obligations.

At June 30, 2012, FreeSeas’ current liabilities exceeded its current assets by $64,305. As a result of the historically low charter rates for drybulk vessels which have been affecting FreeSeas for over one year, and the resulting material adverse impact on FreeSeas’ results from operations, FreeSeas has undertaken negotiations with each of its lenders to restructure FreeSeas’ debt repayments. On May 31, 2012, FreeSeas and Credit Suisse entered into a Sixth Supplemental Agreement to its Facility Agreement with Credit Suisse, which provided for, among other things, a deferral of principal payments until March 31, 2014. On September 7, 2012, FreeSeas entered into an amended and restated facility with Deutsche Bank Nederland, which provides for, among other things, a reduction in and deferral of the balloon payment due on facility B from November 2012 to December 2015, a reduction in the amount of principal repayment and amendments to the financial covenants.

In February, March, April and November 2012, FreeSeas received notifications from FBB that FreeSeas is in default under its loan agreements as a result of the breach of certain covenants and the failure to pay principal and interest due under the loan agreements. FreeSeas is seeking and will continue to seek similar restructured loan terms from FBB. Also the Company did not pay the monthly repayments of $20 for each of Facility A and Facility B with Deutsche Bank Nederland along with accrued interest due. If FreeSeas is not able to reach agreement with FBB as to restructured loan terms, or if FreeSeas is unable to comply with its restructured loan terms, this could lead to the acceleration of the outstanding debt under its debt agreements. FreeSeas’ failure to satisfy its covenants under its debt agreements, and any consequent acceleration and cross acceleration of its outstanding indebtedness would have a material adverse effect on FreeSeas’ business operations, financial condition and liquidity.

All of the above raises doubt regarding FreeSeas' ability to continue as a going concern. FreeSeas is currently exploring several alternatives aiming to manage its working capital requirements and other commitments if current market charter hire rates continue, including, share capital increase, disposition of certain vessels in the current fleet, and taking steps to achieve additional reductions in operating and other costs. Generally accepted accounting principles require that long-term debt be classified as a current liability when a covenant violation gives the lender the right to call the debt at the balance sheet date, absent a waiver. As a result of the cross default provisions in FreeSeas’ loan agreements, actual breaches existing under its credit facilities with Deutsche Bank Nederland and FBB could result in defaults under all of FreeSeas’ affected debt and the acceleration of such debt by its lender. Accordingly, as of June 30, 2012, FreeSeas was required to reclassify its long term debt and derivative financial instrument liability (interest rate swaps) as current liabilities on its consolidated balance sheet since FreeSeas had not received waivers in respect of the breaches discussed above at such time.

We received a report from our independent registered public accounting firm with an explanatory paragraph for the year ended December 31, 2011 with respect to our ability to continue as a going concern.  The existence of such a report may adversely affect our stock price and our ability to raise capital.  There is no assurance that we will not receive a similar report for our year ended December 31, 2012.

In their report dated October 11, 2012, our independent registered public accounting firm expressed substantial doubt about our ability to continue as a going concern as we have incurred recurring operating losses, have a working capital deficiency, have failed to meet scheduled payment obligations under our loan facilities and have not complied with certain covenants included in its loan agreements with banks. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, obtaining loans from various financial institutions or lenders where possible and restructuring outstanding debt obligations that are currently in default. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

We have been in breach of certain loan covenants contained in our loan agreements. Although we have entered into amendments to two of our loan facilities, if we are not successful in obtaining a waiver and amendment from our other lender with respect to covenants breached, our lenders may declare an event of default and accelerate our outstanding indebtedness under the relevant agreement, which would impair our ability to continue to conduct our business, which raises substantial doubt about our ability to continue as a going concern.

Our loan agreements require that we comply with certain financial and other covenants. As a result of the drop in our drybulk asset values we were not in compliance with covenants relating to vessel values as of June 30, 2012. In addition, we were in breach of interest cover ratios, leverage and minimum liquidity covenants with certain banks not previously waived. A violation of these covenants constitutes an event of default under our credit facilities, which would, unless waived by our lenders, provide our lenders with the right to require us to post additional collateral, increase our interest payments and/or pay down our indebtedness to a level where we are in compliance with our loan covenants. Furthermore, our lenders may accelerate our indebtedness and foreclose their liens on our vessels, in which case our vessels may be auctioned or otherwise transferred which would impair our ability to continue to conduct our business. As a result of these breaches, our total indebtedness is presented within current liabilities in the June 30, 2012 consolidated balance sheet.

7

Pursuant to letter agreements dated September 6, 2011 and September 19, 2011 with Credit Suisse, which resolved a default by us under the Credit Suisse facility agreement, FreeSeas agreed to execute a sale contract in respect of either of the M/V Free Jupiter or the M/V Free Lady no later than October 10, 2011. On November 8, 2011, FreeSeas sold the M/V Free Lady for a sale price of $21.9 million. Pursuant to the Fifth Supplemental Agreement dated November 7, 2011 with Credit Suisse, FreeSeas agreed to enter into a period time charter of at least 12 months for all its mortgaged vessels no later than December 31, 2011, which charter would cover the vessel’s debt service plus $1.0 million. If the foregoing time charter was not entered into by the required date, FreeSeas agreed that it would sell either the M/V Free Jupiter or both the M/V Free Goddess and the M/V Free Hero by January 31, 2012. FreeSeas did not conclude any time charter agreement or any agreement for the sale of the above-mentioned vessels. On May 31, 2012, FreeSeas and Credit Suisse entered into a Sixth Supplemental Agreement to its Facility Agreement with Credit Suisse, which provided for, among other things, a deferral of principal payments until March 31, 2014. On September 7, 2012, FreeSeas entered into an amended and restated facility with Deutsche Bank, which provide for, among other things, a reduction in and deferral of the balloon payment due on facility B form November 2012 to December 2015, a reduction in the amount of principal repayment and amendments to the financial covenants.

In February, March, April and November 2012, FreeSeas received notifications from FBB that it is in default under its loan agreements as a result of the breach of certain covenants and the failure to pay principal and interest due under the loan agreements. FreeSeas is seeking and will continue to seek similar restructured loan terms from FBB. Also the Company did not pay the monthly repayments of $20 for each of Facility A and Facility B with Deutsche Bank Nederland along with accrued interest due. If FreeSeas is not able to reach agreement with FBB as to restructured loan terms, or if FreeSeas is unable to comply with its restructured loan terms, this could lead to the acceleration of the outstanding debt under its debt agreements. FreeSeas’ failure to satisfy its covenants under its debt agreements, and any consequent acceleration and cross acceleration of its outstanding indebtedness would have a material adverse effect on FreeSeas’ business operations, financial condition and liquidity.

Our loan agreements contain covenants that may limit our liquidity and corporate activities.

If the drybulk market remains depressed or further declines, we may require further waivers and/or covenant amendments to our loan agreements relating to our compliance with certain covenants for certain periods of time. The waivers and/or covenant amendments may impose additional operating and financial restrictions on us and modify the terms of our existing loan agreements. Any such waivers or amendments, if needed, could contain such additional restrictions and might not be granted at all.

Our loan agreements require that we maintain certain financial and other covenants. The low drybulk charter rates and drybulk vessel values have previously affected, and may in the future affect, our ability to comply with these covenants. A violation of these covenants constitutes an event of default under our credit facilities and would provide our lenders with various remedies, including the right to require us to post additional collateral, enhance our equity and liquidity, withhold payment of dividends, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, or reclassify our indebtedness as current liabilities. Our lenders could also accelerate our indebtedness and foreclose their liens on our vessels. The exercise of any of these remedies could materially adversely impair our ability to continue to conduct our business. Moreover, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness and increase the interest rates they charge us on our outstanding indebtedness.

As a result of our loan covenants, our lenders have imposed operating and financial restrictions on us. These restrictions may limit our ability to:

·	incur additional indebtedness;

·	create liens on our assets;

·	sell capital stock of our subsidiaries;

·	make investments;

·	engage in mergers or acquisitions;

·	pay dividends;

·	make capital expenditures;

8

·	change the management of our vessels or terminate or materially amend our management agreements; and

·	sell our vessels.

The amended and restated credit agreement dated September 7, 2012 with Deutsche Bank does not allow us to pay dividends without their prior written approval, such approval not to be unreasonably withheld. If we need covenant waivers, our lenders may impose additional restrictions and may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness, and increase the interest rates they charge us on our outstanding indebtedness. We may be required to use a significant portion of the net proceeds from any future capital raising to repay a portion of our outstanding indebtedness. We agreed with Credit Suisse and Deutsche Bank to raise no less than $25.0 million by March 31, 2014, one third of which amount will be used to repay our existing debt. This provision does not apply to the proceeds from sales of our common stock under the Investment Agreement. These potential restrictions and requirements may limit our ability to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

Once the payment reductions and holidays agreed to by two of our three lenders expire, we will again be obligated to make significant payments to service our debt.

As a result of amendments to our loan facilities agreed to this year with Credit Suisse AG, or Credit Suisse, and Deutsche Bank, we have substantially reduced our current debt repayment obligations. These amendments provide for deferred principal repayments until June 30, 2014, for the Credit Suisse facility, and reduced payments until May 31, 2013 and then a deferral of further payments until June 30, 2014 for Deutsche Bank. Following these deferral periods, however, our payment obligations increase significantly and we will have balloon payments due in December 2015 under the Credit Suisse facility and the Deutsche Bank facilities. These required payments will limit funds otherwise available for working capital, capital expenditures and other purposes. Our inability to service our debt could lead to acceleration of our debt and foreclosures of our fleet. We may not be able to generate cash flow in amounts that are sufficient for these purposes.

Economic conditions and regulatory pressures impacting banks in Greece may cause disruptions to one of our lenders, which may cause an increase in the cost of our borrowings from that lender.

One of our lenders is FBB, located in Greece. As a result of the recent financial crisis in Greece, Greek banks have been under significant pressure from the applicable banking regulators to increase capital, increase earnings or merge with other banks. There can be no assurances that our banking relationship with FBB would continue if FBB were to merge with another bank or that FBB might not attempt to invoke provisions in our loan agreement that permits it to pass along increases in its cost of regulations. In either event, our financial condition and results of operations could be materially adversely affected.

Maritime claimants could arrest our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder, such as our lenders, may enforce its lien by arresting a vessel through foreclosure proceedings. The arresting or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner or managed by the same manager. Claimants could try to assert “sister ship” liability against one of our vessels for claims relating to another of our vessels or a vessel managed by our Manager.

When our charters in the spot market end, we may not be able to replace them promptly, and any replacement charters could be at lower charter rates, which may materially, adversely affect our earnings and results of operations.

We will generally attempt to recharter our vessels at favorable rates with reputable charterers. All of our vessels currently operate in the spot market. If the drybulk shipping market is in a period of depression when our vessels’ charters expire, it is likely that we may be forced to re-charter them at reduced rates, if such charters are available at all. In the event charter rates fall below our costs to operate a vessel or for any other strategic or operational matter, we may determine not to recharter a vessel until such time as the charter rates increase or such strategic or operational matter ceases to exist. We cannot assure you that we will be able to obtain new charters at comparable or higher rates or with comparable charterers, that we will be able to obtain new charters at all or that we may decide not to charter a vessel at all. The charterers under our charters have no obligation to renew or extend the charters. We will generally attempt to recharter our vessels at favorable rates with reputable charterers as our charters expire. Failure to obtain replacement charters at rates comparable to our existing charters and our decision not to charter vessels will reduce or eliminate our revenue and will adversely affect our ability to service our debt. Further, we may have to incur lay-up expenses or reposition our vessels without cargo or compensation to deliver them to future charterers or to move vessels to areas where we believe that future employment may be more likely or advantageous. Repositioning our vessels would increase our vessel operating costs. If any of the foregoing events were to occur, our revenues, net income and earnings may be materially adversely affected.

9

The market values of our vessels have declined and may further decrease, and we may incur losses when we sell vessels or we may be required to write down their carrying value, which may adversely affect our earnings and our ability to implement our fleet renewal program.

The market values of our vessels will fluctuate depending on general economic and market conditions affecting the shipping industry and prevailing charter hire rates, competition from other shipping companies and other modes of transportation, the types, sizes and ages of our vessels, applicable governmental regulations and the cost of newbuildings.

If a determination is made that a vessel’s future useful life is limited or its future earnings capacity is reduced, it could result in an impairment of its carrying amount on our financial statements that would result in a charge against our earnings and the reduction of our shareholders’ equity. If for any reason we sell our vessels at a time when prices have fallen, the sale price may be less than the vessels’ carrying amount on our financial statements, and we would incur a loss and a reduction in earnings. During the six months ended June 30, 2012, we incurred an impairment loss of $12,480 due to expected sales of certain vessels.

We have incurred secured debt under loan agreements for all of our vessels. The market value of our vessels is based, in part, on charter rates and the stability of charter rates over a period of time. As a result of global economic conditions, volatility in charter rates, generally declining charter rates, and other factors, we have recently experienced a decrease in the market value of our vessels. Due to the decline of the market value of our fleet, we were not in compliance with certain covenants of our existing loan agreements that relate to maintenance of asset values and, as a result, we may not be able to refinance our debt or obtain additional financing. There can be no assurances that charter rates will stabilize or increase, that the market value of our vessels will stabilize or increase or that we will regain compliance with the financial covenants in our loan agreements or that our lenders will agree to waivers or forbearances.

On November 8, 2011, we sold the M/V Free Lady for a sale price of $21.9 million. If we fail to sell our other vessels currently held for sale (the M/V Free Hero, the M/V Free Jupiter , the M/V Free Impala , and the M/V Free Neptune ), or fail to sell them at prices acceptable to us, it could have a material adverse effect on our competitiveness and business operations.

Risks Related to this Offering and Our Common Stock

There are substantial risks associated with the Investment Agreement with Granite, which could contribute to the decline of our stock price and have a dilutive impact on our existing stockholders.

The sale of shares of our common stock pursuant to the Investment Agreement will have a dilutive impact on our stockholders. Granite may resell some, if not all, of the shares we sell to it under the Investment Agreement and such sales could cause the market price of our common stock to decline significantly. To the extent of any such decline, any subsequent put would require us to issue a greater number of shares of common stock to Granite in exchange for each dollar of the advance. Under these circumstances, our existing stockholders would experience greater dilution. Although Granite is precluded from short sales, the sale of our common stock under the Investment Agreement could encourage short sales by third parties, which could contribute to the further decline of our stock price.

The actual amount of proceeds we will receive from sales of our shares to Granite under the Investment Agreement will depend on the trading prices and volume of our shares during the applicable pricing periods and, therefore, is difficult to predict. We may not receive sufficient proceeds under the Investment Agreement and we are likely to have to seek additional sources of working capital.

If we were to sell all 3,957,903 shares included in this prospectus at a purchase price determined as described in the preceding paragraph, based on a put notice date of January 23, 2013, we would receive an aggregate of approximately $767,000 in proceeds from the sale of those shares. Any individual put is limited as described above; therefore, the actual aggregate proceeds that we will receive from the sale of our shares under the Investment Agreement will depend on the trading prices and volume of our shares during the applicable pricing period. Although we currently intend to sell all of the shares that Granite has agreed to purchase under the Investment Agreement, there can be no assurances that we will be able to sell all the shares pursuant to the Investment Agreement or that the aggregate proceeds we actually receive will be sufficient for our working capital needs. We are likely to have to seek additional sources of working capital.

Our executive officers, directors and principal stockholders own a large percentage of our voting common stock and could limit our stockholders’ influence on corporate decisions or could delay or prevent a change in corporate control.

As of January 22, 2013, our directors, executive officers and certain holders of more than 5% of our outstanding common stock, together with their affiliates and related persons, beneficially own, in the aggregate, approximately 29% of our outstanding common stock. As a result, these stockholders, if acting together, have the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets and other extraordinary transactions. The interests of this group of stockholders may not always coincide with our corporate interests or the interest of other stockholders, and they may act in a manner with which you may not agree or that may not be in the best interests of other stockholders. This concentration of ownership may have the effect of:

10

·	delaying, deferring or preventing a change in control of our company;

·	entrenching our management and/or board;

·	impeding a merger, consolidation, takeover or other business combination involving our company; or

·	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

If we are unable to achieve compliance with NASDAQ’s listing requirements, our common stock could be delisted from the NASDAQ Market, which would negatively impact our liquidity, our stockholders’ ability to sell shares and our ability to raise capital.

On December 19, 2012, we received a notification from the NASDAQ Listing Qualifications Staff indicating that our common stock would be delisted from the NASDAQ Global Market because we did not satisfy NASDAQ’s minimum bid price rule, which requires the bid price of the Company’s common stock to be at least $1.00 per share for listing on that market and we were ineligible to have our common stock listing transferred to the Capital Market, because we did not meet the continued listing criteria for the Capital Market relating to MVPHS, unless we requested a hearing before a NASDAQ Listing Qualifications Panel. We requested such a hearing, which stayed our removal from NASDAQ pending the results of the nearing, which will be held on February 21, 2013.

We believe that we now meet all of the continued listing requirements of the NASDAQ Capital Market, except the minimum bid price. Our shareholders have authorized our Board of Directors to effect a reverse stock split in an amount up to 12:1, at the discretion of the Board of Directors. We anticipate effecting such a reverse stock split in the near future to seek compliance with the minimum bid price of $1.00 per share. We cannot predict what the decision of the NASDAQ Listing Qualifications Panel will be, which has the power to grant our request to transfer our listing to the Capital Market without condition, transfer our listing to the Capital Market with conditions, such as continued compliance with the listing standards for a period of time, or deny our appeal and delist our common stock from NASDAQ.

The delisting of our common stock would significantly affect the ability of investors to trade our securities and would significantly negatively affect the value and liquidity of our common stock. In addition, the delisting of our common stock could materially adversely affect our ability to raise capital on terms acceptable to us or at all. Delisting from the NASDAQ could also have other negative results, including the potential loss of confidence by suppliers and employees, the loss of institutional investor interest and fewer business development opportunities.

The sale of shares of our common stock to Granite under the Investment Agreement, and any subsequent resales by Granite, may cause our stock price to decline, making it more difficult for us to regain compliance with the NASDAQ Minimum Bid Price Rule.

The Investment Agreement with Granite permits us to sell up to 3,957,903 shares of our common stock to Granite from time to time at a price per share equal to 98% of the lowest daily volume weighted average price during the applicable pricing period. The sales of additional shares at a discount to the then-current trading price of our common stock, and any subsequent resales by Granite, could cause the trading price to decline. This could make it more difficult for us to regain compliance with NASDAQ’s Minimum Bid Price Rule, which requires the minimum bid price of our common stock to be at least $1.00. If we do not regain compliance with this rule, our shares will be delisted from the NASDAQ Global Market. If so delisted, and if we are not able to list our common stock for trading on another market, we will not be able to sell additional shares under the Investment Agreement.

The market price of our common stock has been and may in the future be subject to significant fluctuations.

The market price of our common stock has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our stock price are:

·	quarterly variations in our results of operations;

·	our lenders’ willingness to extend our loan covenant waivers, if necessary;

·	changes in market valuations of similar companies and stock market price and volume fluctuations generally;

·	changes in earnings estimates or publication of research reports by analysts;

·	speculation in the press or investment community about our business or the shipping industry generally;

·	strategic actions by us or our competitors such as acquisitions or restructurings;

·	the thin trading market for our common stock, which makes it somewhat illiquid;

11

·	the current ineligibility of our common stock to be the subject of margin loans because of its low current market price;

·	regulatory developments;

·	additions or departures of key personnel;

·	general market conditions; and

·	domestic and international economic, market and currency factors unrelated to our performance.

The stock markets in general, and the markets for drybulk shipping and shipping stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common stock.

As long as our stock price remains below $5.00 per share, our shareholders will face restrictions in using our shares as collateral for margin accounts.

The closing price of our common stock on the NASDAQ Global Market on January 22, 2013 was $0.21 per share. If the market price of our shares of common stock remains below $5.00 per share, under Federal Reserve regulations and account maintenance rules of many brokerages, our shareholders will face restrictions in using such shares as collateral for borrowing in margin accounts. These restrictions on the use of our common stock as collateral may lead to sales of such shares creating downward pressure on and increased volatility in, the market price of our shares of common stock. In addition, many institutional investors will not invest in stocks whose prices are below $5.00 per share.

If our common stock is delisted from The NASDAQ Stock Market, we would be subject to the risks relating to penny stocks.

If our common stock were to be delisted from trading on The NASDAQ Stock Market and the trading price of the common stock were below $5.00 per share on the date the common stock were delisted, trading in our common stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended. These rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally institutions. These additional requirements may discourage broker-dealers from effecting transactions in securities that are classified as penny stocks, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell such securities in the secondary market. A penny stock is defined generally as any non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions.

As a foreign private issuer whose shares are listed on the NASDAQ Global Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements and are not required to obtain shareholder approval for the sale of shares under the Investment Agreement.

As a foreign private issuer whose shares are listed on the NASDAQ Global Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the NASDAQ Marketplace Rules. For example, we may follow home country practice with regard to, among other things, the composition of the board of directors, compensation of officers, director nomination process and quorum at shareholders’ meetings. In addition, we may follow home country practice instead of the NASDAQ requirement to obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity-based compensation plans, a stock issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company. In particular, we are not required to obtain shareholder approval for our sale of shares pursuant to the Investment Agreement, which may result in the issuance of shares totaling more than 20% of our outstanding shares. Accordingly, our shareholders may not be afforded the same protections as provided under NASDAQ’s corporate governance rules.

Future sales or issuances of our stock could cause the market price of our common stock to decline.

Issuance of a substantial number of shares of our common stock in public or private offerings, including pursuant to the Investment Agreement, or in payment of obligations due, or the perception that these issuances could occur, may depress the market price for our common stock. These issuances could also impair our ability to raise additional capital through the sale of our equity securities in the future. We may issue additional shares of our common stock in the future and our shareholders may elect to sell large numbers of shares held by them from time to time. Also, we may need to raise additional capital to achieve our business plans.

12

Because the Republic of the Marshall Islands, where we are incorporated, does not have a well-developed body of corporate law, shareholders may have fewer rights and protections than under typical United States law, such as Delaware, and shareholders may have difficulty in protecting their interest with regard to actions taken by our Board of Directors.

Our corporate affairs are governed by amended and restated articles of incorporation and by-laws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. For example, under Marshall Islands law, a copy of the notice of any meeting of the shareholders must be given not less than 15 days before the meeting, whereas in Delaware such notice must be given not less than 10 days before the meeting. Therefore, if immediate shareholder action is required, a meeting may not be able to be convened as quickly as it can be convened under Delaware law. Also, under Marshall Islands law, any action required to be taken by a meeting of shareholders may only be taken without a meeting if consent is in writing and is signed by all of the shareholders entitled to vote, whereas under Delaware law action may be taken by consent if approved by the number of shareholders that would be required to approve such action at a meeting. Therefore, under Marshall Islands law, it may be more difficult for a company to take certain actions without a meeting even if a majority of the shareholders approve of such action. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

It may not be possible for investors to enforce U.S. judgments against us.

We, and all our subsidiaries, are or will be incorporated in jurisdictions outside the U.S. and substantially all of our assets and those of our subsidiaries and will be located outside the U.S. In addition, most of our directors and officers are or will be non-residents of the U.S., and all or a substantial portion of the assets of these non-residents are or will be located outside the U.S. As a result, it may be difficult or impossible for U.S. investors to serve process within the U.S. upon us, our subsidiaries, or our directors and officers, or to enforce a judgment against us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our or the assets of our subsidiaries are located would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.

We can issue shares of preferred stock without shareholder approval, which could adversely affect the rights of common shareholders.

Our articles of incorporation permit us to establish the rights, privileges, preferences and restrictions, including voting rights, of future series of our preferred stock and to issue such stock without approval from our stockholders. The rights of holders of our common stock may suffer as a result of the rights granted to holders of preferred stock that we may issue in the future. In addition, we could issue preferred stock to prevent a change in control of our company, depriving common shareholders of an opportunity to sell their stock at a price in excess of the prevailing market price.

Our stockholder rights plan may discourage a takeover.

In January 2009, our Board of Directors authorized shares of Series A Participating Preferred Stock in connection with its adoption of a stockholder rights plan, under which we issued rights to purchase Series A Preferred Stock to holders of our common stock. Upon certain triggering events, each Right entitles the registered holder to purchase from us one one-thousandth of a share of Preferred Stock at an exercise price of $90.00, subject to adjustment. Our stockholder rights plan may generally discourage a merger or tender offer involving our securities that is not approved by our Board of Directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on stockholders who might want to vote in favor of such merger or participate in such tender offer. Our stockholder rights plan expires in January 2019.

Provisions in our organizational documents, our management agreement and under Marshall Islands corporate law could make it difficult for our shareholders to replace or remove our current Board of Directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Several provisions of our amended and restated articles of incorporation and by-laws, and certain provisions of the Marshall Islands corporate law, could make it difficult for our shareholders to change the composition of our Board of Directors in any one year, preventing them from changing the composition of management. In addition, these provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. These provisions include:

·	authorizing our Board of Directors to issue “blank check” preferred stock without shareholder approval;

·	providing for a classified Board of Directors with staggered, three year terms;

·	prohibiting cumulative voting in the election of directors;

13

·	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of a two-thirds majority of the outstanding shares of our common shares, voting as a single class, entitled to vote for the directors;

·	limiting the persons who may call special meetings of shareholders;

·	establishing advance notice requirements for election to our Board of Directors or proposing matters that can be acted on by shareholders at shareholder meetings; and

·	limiting our ability to enter into business combination transactions with certain shareholders.

Pursuant to the terms of our management agreement, our Manager is entitled to a termination fee if such agreement is terminated upon a “change of control,” which term includes, but is not limited to, the election of a director not recommended by the then-current Board of Directors, any person or entity or group of affiliated persons or entities that becomes a beneficial owner of 15% or more of our voting securities, a merger of FreeSeas where less than a majority of the shares of the resulting entity are held by the FreeSeas shareholders or the sale of all or substantially all of FreeSeas’ assets. The termination fee as of June 30, 2012 would have been approximately $89 million. In addition, we have implemented a shareholder rights plan pursuant to which the holders of our common stock receive one right to purchase one one-thousandth of a share of our Series A Participating Preferred Stock at an exercise price of $90.00 per share, subject to adjustment. The rights become exercisable upon the occurrence of certain change in control events. These provisions and our shareholder rights plan could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

14

PRICE RANGE OF OUR PUBLICLY TRADED SECURITIES

Our common stock began trading on the NASDAQ Global Market on November 8, 2007 under the trading symbol “FREE.” Prior to that time, our common stock was traded on the NASDAQ Capital Market under the symbol “FREE.”

The closing high and low sales prices of our common stock as reported by the NASDAQ Stock Market, for the years, quarters and months indicated, are as follows (adjusted to give effect of our one share for five share reverse stock split that was effective on October 1, 2010):

	Common Stock
For the Years Ended:	High	Low
December 31, 2008	$39.85	4.50
December 31, 2009	17.45	5.85
December 31, 2010	7.95	3.61
December 31, 2011	3.89	0.40
December 31, 2012	1.85	0.07

	Common Stock
For the Quarters Ended:	High	Low
March 31, 2011	$3.89	$2.75
June 30, 2011	2.80	1.75
September 30, 2011	2.27	0.82
December 31, 2011	1.13	0.40
March 31, 2012	0.93	0.80
June 30, 2012	1.85	0.63
September 30, 2012	0.66	0.21
December 31, 2012	0.24	0.07

	Common Stock
For the Months Ended:	High	Low
July 31, 2012	$0.66	$0.35
August 31, 2012	0.38	0.29
September 30, 2012	0.31	0.21
October 31, 2012	0.24	0.18
November 30, 2012	0.24	0.14
December 31, 2012	0.17	0.07

DIVIDEND POLICY

In light of a lower freight environment and a highly challenging financing environment, which has adversely affected our results of operations and our compliance with our debt obligations, our Board of Directors, beginning in February 2009, suspended the cash dividend on our common stock. Our dividend policy will be assessed by our Board of Directors from time to time; however, it is not likely that we will reinstate the payment of dividends until market conditions significantly improve. In addition, our loan agreements do not allow us to pay dividends without the prior written approval of our lenders. Therefore, there can be no assurance that, if we were to determine to resume paying cash dividends, our lenders would provide any required consent.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholder. We will, however, receive proceeds from any sale of shares of common stock to Granite pursuant to the Investment Agreement. For each share of common stock purchased under the Investment Agreement, Granite will pay 98% of the lowest daily volume weighted average price during the five consecutive trading days commencing on the date we deliver a put notice to Granite. Each such put may be for an amount not to exceed the greater of $500,000 or 200% of the average daily trading volume of our common stock for the three consecutive trading days prior to the notice date.

If we were to sell all 3,957,903 shares included in this prospectus at a purchase price determined as provided in the Investment Agreement, based on a put notice date of January 23, 2013, we would receive an aggregate of approximately $767,000 in proceeds from the sale of those shares. Any individual put is limited to the greater of $500,000 or 200% of the average daily trading volume of our common stock for the three consecutive trading days prior to the put notice date, multiplied by the average of the three daily closing prices immediately preceding the put notice date. Therefore, the actual aggregate proceeds that we will receive from the sale of our shares under the Investment Agreement will depend on the trading prices and volume of our shares during the applicable pricing period. We anticipate, and have represented to Granite in the Investment Agreement, that the proceeds received under the Investment Agreement will be utilized for working capital and general corporate purposes. Although we currently intend to sell all of the shares that Granite has agreed to purchase under the Investment Agreement, there can be no assurances that the aggregate proceeds we receive will be sufficient for our working capital needs. We are likely to have to seek additional sources of working capital.

15

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2012. You should read the following table in conjunction with other disclosures included elsewhere in this prospectus relating to changes in capitalization since June 30, 2012.

(U.S. dollars in thousands, except share amounts)
Debt:
Long-term debt, current portion	$88,946
Long-term debt, net of current portion	-

Total debt	$88,946

Shareholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, non issued
Common stock, $0.001 par value; 250,000,000 shares authorized, 6,575,625 shares issued and outstanding(1)	$8
Additional paid-in capital	130,143
Accumulated deficit	(113,437)

Total shareholders’ equity	$16,714

Total capitalization	$105,660

(1)	Does not include:

(i)	1,660,694 shares of common stock issued in August 2012 to our Manager in payment of the $926 in unpaid fees due to the Manager for the first quarter of 2012 under the management and services agreements with us. The number of shares issued to the Manager was based on the closing prices of our common stock on the first day of each month during the quarter, which are the dates the management and services fees were due and payable.
(ii)	An aggregate of 159,714 shares of our common stock issued in August 2012 to four non-executive members of our Board of Directors in payment of $31 per person in unpaid Board fees for the last three quarters of 2011. The aggregate number of shares issued to the directors was based on the closing prices of our common stock on the last day of each of the last three quarters of 2011, which are the dates that the Board fees were due and payable.
(iii)	An aggregate of 2,196,500 shares of common stock issued in October 2012 to the Manager in payment of the $807 in unpaid fees due to the Manager for the third quarter of 2012 under the management and services agreements with FreeSeas. The number of shares issued to the Manager was based on the closing prices of FreeSeas' common stock on the first day of each month during the quarter, which are the dates the management and services fees were due and payable.
(iv)	An aggregate of 326,790 shares of common stock issued in October 2012 to the non-executive members of its Board of Directors in payment of $30 per person in unpaid Board fees for the first, second and third quarter of 2012. The aggregate number of shares issued to the directors was based on the closing prices of FreeSeas' common stock on the last day of each of the three quarters of 2012, which are the dates that the Board fees were due and payable.
(v)	1,839,721 shares of common stock sold by the Company under the SEDA to YA Global for aggregate proceeds of $432.
(vi)	2,352,962 shares of common stock sold by the Company under the Dutchess Agreement to Dutchess for aggregate proceeds of $197.
(vii)	1,775,000 shares of common stock sold by the Company to Hanover in connection with a stipulation of settlement of an outstanding litigation claim.
(viii)	The aggregate of 6,416,389 shares of common stock approved for issuance by the Company’s Board of Directors on January 18, 2013, to the Manager in payment of $809 in unpaid fees due to the Manager for November and December 2012 and January 2013 under the management and services agreements with the Company. The number of shares to be issued to the Manager was based on the closing prices of the Company's common stock on the first day of each month, which are the dates the management and services fees were due and payable.

16

(ix)	An aggregate of 530,201 shares of common stock approved for issuance by the Company’s Board of Directors on January 18, 2013, to the non-executive members of its Board of Directors in payment of $48 in unpaid Board fees for the fourth quarter of 2012. The aggregate number of shares to be issued to the directors was based on the closing prices of the Company’s common stock on the last day of the fourth quarters of 2012, which are the date that the Board fees were due and payable.

SELECTED HISTORICAL FINANCIAL INFORMATION AND OTHER DATA

The following summary financial information and data were derived from our unaudited consolidated financial statements for the six months ended June 30, 2012 and 2011 and our audited consolidated financial statements for the years ended December 31, 2011, 2010, 2009, 2008 and 2007. The information is only a summary and should be read in conjunction with our historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated herein by reference. The historical data included below and elsewhere in this prospectus are not necessarily indicative of our future performance.

All amounts in the tables below are in thousands of U.S. dollars, except for share data, per share data and per diem amounts.

	June 30,		Year Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Statement of Operations Data:
Operating revenues	$8,863	$17,133	$29,538	$57,650	$(57,533)	$(66,689)	$20,147
Voyage expenses	(1,215)	(132)	(807)	(1,887)	(1,394)	(527)	(267)
Commissions	(530)	(1,007)	(1,777)	(3,357)	(3,089)	(3,383)	(1,095)
Vessel operating expenses	(5,549)	(7,876)	(14,563)	(18,607)	(17,813)	(16,354)	(6,001)
Depreciation expense	(2,841)	(5,679)	(8,664)	(15,365)	(16,006)	(13,349)	(4,435)
Amortization of deferred charges	(346)	(562)	(915)	(1,888)	(1,742)	(788)	(757)
Management fees to a related party	(1,771)	(956)	(1,900)	(1,978)	(1,874)	(2,634)	(875)
General and administrative expenses	(2,650)	(2,267)	(4,734)	(4,494)	(4,156)	(2,863)	(2,207)
Provision and write-offs of insurance claims and bad debts	(340)	(128)	(133)	(1,250)	—	(221)	(118)
Gain on sale of vessel	—	1,561	1,561	807	—	—	1,369
Vessel impairment loss	(12,480)	(47,298)	(69,998)	(26,631)	—	—	—
Impairment of advances for vessels under construction	—	—	(11,717)	—	—	—	—
Income / (loss) from operations	$(18,859)	$(47,211)	$(84,109	$(17,000)	$11,459	$26,570	$5,761
Interest and finance costs	(1,871)	(1,890)	(4,003)	(4,375)	(4,323)	(6,453)	(5,774)
Loss on derivative instruments	(93)	(116)	(178)	(465)	(111)	(1,456)	(749)
Interest income	—	4	4	37	24	580	639
Other	34	(158)	90	(18)	(190)	(49)	(33)
Net income / (loss)	$(20,789)	$(49,371)	$(88,196)	$(21,821)	$6,859	$19,192	$(156)
Basic earnings / (loss) per share	$(3.20)	$(7.77)	$(13.60)	$(3.46)	$1.35	$4.57	$(0.09)
Diluted earnings / (loss) per share	$(3.20)	$(7.77)	$(13.60)	$(3.46)	$1.35	$4.56	$(0.09)
Basic weighted average number of shares	6,500,900	6.353,496	6,485,072	6,313,606	5,092,772	4,201,299	1,757,613
Diluted weighted average number of shares	6,500,900	6,353,496	6,485,072	6,313,606	5,092,772	4,210,393	1,757,613
Dividends per share	$—	$—	$—	$—	$—	$2.25	$0.875

	June 30,				Year Ended December 31 ,
	2012		2011		2011		2010		2009	2008	2007
Balance Sheet Data:
Current assets, including cash	$39,780	(E)	$44,882	(G)	$52,675	(A)	$27,691	(B)	$22,125	$27,184	$81,440
Vessels, net	78,578		134,307		81,419		213,691		270,701	275,405	108,021
Total assets	120,799		193,113		134,980		250,984		297,321	307,861	191,972
Total current liabilities, including current portion of long-term debt	104,085	(F)	52,488		99,861	(D)	29,819	(C)	29,488	50,768	34,097
Derivative financial instruments, net of current portion	—		474		—		538		684	1,337	749
Long-term debt, including shareholder loans net of current portion	—		66,207		—		97,437		122,559	133,650	44,500
Total liabilities	104,085		119,169		99,861		127,794		152,869	187,006	79,346
Total shareholders’ equity	16,714		73,944		35,119		123,190		144,452	120,855	112,626

(A)	Includes vessels held for sale in the amount of $45,272.
(B)	Includes a vessel held for sale in the amount of $13,606.
(C)	Includes the estimated loan prepayment amount of $8,760 relating to the vessel held for sale.
(D)	Includes the amounts of long-term debt and interest rate swaps amounting to $88,946 and $760, respectively, classified as current at December 31, 2011.
(E)	Includes vessels held for sale in the amount of $32,792.
(F)	Includes the amounts of long-term debt and interest rate swaps amounting to $88,946 and $638, respectively, classified as current at December 31, 2012.
(G)	Includes vessels held for sale in the amount of $38,199.

17

	June 30,		Year Ended December 31 ,
	2012	2011	2011	2010	2009	2008	2007
Other Financial Data:
Net cash provided by (used in) operating activities	$(1,124)	$3,707	$4,470	$20,802	$21,391	$32,563	$5,071
Net cash provided by (used in) investing activities	-	(1,419)	18,422	(2,819)	(11,302)	(182,539)	(86,979)
Net cash provided by (used in) financing activities	1,125	(5,658)	(26,255)	(20,630)	(7,126)	89,960	144,930

	June 30,		Year Ended December 31 ,
	2012	2011	2011	2010	2009	2008	2007
Performance Indicators:
Adjusted EBITDA(1)	$(1,512)	$4,726	$5,833	$26,834	$30,337	$41,517	$8,249
Fleet Data:
Average number of vessels(2)	7	8.73	8.21	9.65	9.35	7.36	3.30
Ownership days(3)	1,274	1,580	2,998	3,523	3,414	2,688	1,206
Available days(4)	1,274	1,566	2,960	3,430	3,373	2,605	1,177
Operating days(5)	1,224	1,529	2,865	3,329	3,294	2,441	1,048
Fleet utilization(6)	96%	98%	97%	97%	98%	94%	89%
Average Daily Results:
Average TCE rate(7)	$5,815	$10,460	$9,408	$15,742	$16,105	$25,719	$17,925
Vessel operating expenses(8)	4,356	4,985	4,858	5,282	5,218	6,084	4,976
Management fees(9)	888	605	634	561	549	616	601
General and administrative expenses(10)	1,557	1,356	1,538	1,117	1,073	1,390	1,875
Total vessel operating expenses(11)	5,243	5,590	5,491	5,843	5,767	6,700	5,577

(1)	Adjusted EBITDA represents net earnings before taxes, depreciation and amortization, amortization of deferred revenue, back log asset, (gain)/loss on derivative instruments, stock-based compensation expense, vessel impairment loss, impairment of advances for vessels under construction, interest and finance cost net, provision and write-offs of insurance claims and bad debts, and (gain)/loss on sale of vessel. Under the laws of the Marshall Islands, we are not subject to tax on international shipping income. However, we are subject to registration and tonnage taxes, which have been included in vessel operating expenses. Accordingly, no adjustment for taxes has been made for purposes of calculating Adjusted EBITDA. Adjusted EBITDA is a non-GAAP measure and does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by U.S. GAAP, and our calculation of Adjusted EBITDA may not be comparable to that reported by other companies. The shipping industry is capital intensive and may involve significant financing costs. FreeSeas uses Adjusted EBITDA because it presents useful information to management regarding FreeSeas’ ability to service and/or incur indebtedness by excluding items that it does not believe are indicative of its core operating performance, and therefore is an alternative measure of its performance. FreeSeas also believes that Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted EBITDA has limitations as an analytical tool, however, and should not be considered in isolation or as a substitute for analysis of FreeSeas’ results as reported under U.S. GAAP. Some of these limitations are: (i) Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; and (ii) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such capital expenditures.

	June 30,		Year Ended December 31 ,
	2012	2011	2011	2010	2009	2008	2007
Net income (loss)	$(20,789)	$(49,371)	$(88,196)	$(21,821)	$6,859	$19,192	$(156)
Depreciation and amortization	3,187	6,241	9,579	17,253	17,748	14,137	5,192
Amortization of deferred revenue	—	(136)	(136)	(1,034)	(81)	(368)	(1,516)
Back log asset	—	—	—	—	907	899	—
Stock-based compensation expense	1,306	125	122	559	494	107	96
Vessel impairment loss	12,480	47,298	69,998	26,631	—	—	—
Impairment of advances for vessels under construction	—	—	11,717	—	—	—	—
(Gain) / Loss on derivative instruments	93	116	178	465	111	1,456	749
Interest and finance cost, net of interest income	1,871	1,886	3,999	4,338	4,299	5,873	5,135
(Gain) on sale of vessel	—	(1,561)	(1,561)	(807)	—	—	(1,369)
Provision and write-offs of insurance claims and bad debts	340	128	133	1,250	—	221	118

Adjusted EBITDA	$(1,512)	$4,726	$5,833	$26,834	$30,337	$41,517	$8,249

18

(2)	Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in the period.
(3)	Ownership days are the total number of days in a period during which the vessels in our fleet have been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(4)	Available days are the number of ownership days less the aggregate number of days that our vessels are off-hire due to major repairs, dry-dockings or special or intermediate surveys. The shipping industry uses available days to measure the number of ownership days in a period during which vessels should be capable of generating revenues.
(5)	Operating days are the number of available days less the aggregate number of days that our vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels could actually generate revenues.
(6)	We calculate fleet utilization by dividing the number of our fleet’s operating days during a period by the number of available days during the period. The shipping industry uses fleet utilization to measure a company’s efficiency in properly operating its vessels and minimizing the amount of days that its vessels are off-hire for any unforeseen reasons.
(7)	Time charter equivalent, or TCE, is a non-GAAP measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE is consistent with industry standards and is determined by dividing operating revenues (net of voyage expenses and commissions) by operating days for the relevant period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract. TCE is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (i.e. spot charters, time charters and bareboat charters) under which the vessels may be employed between the periods:

	June 30,		Year Ended December 31 ,
	2012	2011	2011	2010	2009	2008	2007
Operating revenues	$8,863	$17,133	$29,538	$57,650	$57,533	$66,689	$20,147
Voyage expenses and commissions	(1,745)	(1,139)	(2,584)	(5,244)	(4,483)	(3,910)	(1,362)

Net operating revenues	$7,118	$15,994	$26,954	$52,406	$53,050	$62,779	$18,785
Operating days	1,224	1,529	2,865	3,329	3,329	2,441	1,048

Time charter equivalent daily rate	$5,815	$10,460	$9,408	$15,742	$16,105	$25,719	$17,925

(8)	Average daily vessel operating expenses, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, is calculated by dividing vessel operating expenses by ownership days for the relevant time periods:

	June 30,		Year Ended December 31 ,
	2012	2011	2011	2010	2009	2008	2007
Vessel operating expenses	$5,549	$7,876	$14,563	$18,607	$17,813	$16,354	$6,001
Ownership days	1,274	1,580	2,998	3,523	3,414	2,688	1,206

Daily vessel operating expenses	$4,356	$4,985	$4,858	$5,282	$5,218	$6,084	$4,976

(9)	Daily management fees are calculated by dividing total management fees (excluding stock-based compensation expense) paid on ships owned by ownership days for the relevant time period.
(10)	Average daily general and administrative expenses are calculated by dividing general and administrative expenses (excluding stock-based compensation expense) by ownership days for the relevant period.
(11)	Total vessel operating expenses, or TVOE, is a measurement of our total expenses associated with operating our vessels. TVOE is the sum of vessel operating expense and management fees. Daily TVOE is calculated by dividing TVOE by fleet ownership days for the relevant time period.

19

OTHER INFORMATION ABOUT THE COMPANY

Additional information regarding our business, assets, loan facilities, legal proceedings, our results of operations, liquidity and capital resources, quantitative and qualitative disclosures about market risk, our directors and executive officers, compensation of management and our directors, security ownership of certain beneficial owners and management, and certain relationships and related transactions, as well as our consolidated financial statements at December 31, 2011, 2010 and 2009 and for the years then ended and our unaudited consolidated financials statements for the six months ended June 30, 2012 and 2011, are incorporated in this prospectus by reference to our Amended Annual Report on Form 20-F for the fiscal year ended December 31, 2011 filed on October 16, 2012, our Current Report on Form 6-K/A (Amendment No. 1) filed on October 15, 2012, and our Current Report on Form 6-K/A (Amendment No. 2) filed on November 8, 2012. Please see “Incorporation of Certain Information by Reference,” below.

Except as set forth herein, there have been no material changes in our affairs that have occurred since December 31, 2011 that have not been described in our Form 20-F, as amended or in a Form 6-K filed under the Exchange Act.

DESCRIPTION OF SECURITIES

We have summarized below the material features of our capital stock. This summary is not a complete discussion of our organizational documents and other instruments that create the rights of our shareholders. We urge you to carefully read those documents and instruments. Please see “Where You Can Find Additional Information” for information on how to obtain copies of those documents and instruments.

Our authorized capital stock consists of 250,000,000 shares of common stock, par value, $.001 per share, and 5,000,000 shares of blank check preferred stock, par value, $.001 per share, none of which are outstanding. All of our shares of stock must be in registered form.

Common Stock

As of January 24, 2013, 16,826,932 shares of common stock were outstanding out of 250,000,000 shares authorized to be issued.

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to shares of preferred stock that may be issued in the future, holders of shares of common stock are entitled to receive dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock that FreeSeas may issue in the future.

Preferred Stock

As of the date of this prospectus, we are authorized to issue up to 5,000,000 shares of “blank check” preferred stock. Our Board of Directors can determine the rights, designations and preferences of the preferred stock, and authorize the issuance of shares of preferred stock without any further vote or action by our shareholders.

We have entered into a shareholders rights agreement with American Stock Transfer & Trust Company, LLC effective January 14, 2009 and declared a dividend of one purchase right, or a Right, to purchase one one-thousandth of a share of our Series A Participating Preferred Stock, par value $0.001 per share, for each outstanding share of our common stock. The dividend was paid on January 23, 2009 to our shareholders of record on that date. In addition, we authorized the issuance of one Right in respect of each share of common stock that shall become outstanding at any time between January 23, 2009 and the earliest of the “distribution date,” the “redemption date” or the “final expiration date,” as such terms are defined in the shareholders rights agreement, including shares of common stock that become outstanding upon the exercise or conversion of options, warrants or convertible securities as long as they are outstanding on the “distribution date.” Each Right entitles the registered holder, upon the occurrence of certain events, to purchase from us one one-thousandth of a share of Preferred Stock at an exercise price of $90.00, subject to adjustment. The Rights become exercisable under certain circumstances set forth in the shareholders rights agreement.

Other Securities

Employee Options

None.

20

Other Matters

Our Amended and Restated Articles of Incorporation and By-Laws

Our purpose, as stated in section 3.B. of our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our amended and restated articles of incorporation and by-laws do not impose any limitations on the ownership rights of our shareholders.

Under our by-laws, annual shareholders’ meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Republic of the Marshall Islands. Special meetings may be called by the Board of Directors, by our Chairman or by our President. Our Board of Directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Directors

Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. There is no provision for cumulative voting. The Board of Directors has the authority to fix the amounts that shall be payable to the members of our Board of Directors for attendance at any meeting or for services rendered to us. Our by-laws provide, generally, that the vote to authorize a transaction by a director who has a financial interest in such transaction, or is an officer or director of the opposite party to the transaction, will be counted if, the material facts of the relationship or interest have been disclosed, and the transaction is approved by the appropriate number of our disinterested directors or by our shareholders.

Anti-Takeover Provisions of Amended and Restated Articles of Incorporation and By-Laws

Several provisions of our amended and restated articles of incorporation and by-laws and our shareholder rights plan may have anti-takeover effects. These are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control, and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire FreeSeas. These anti-takeover provisions, however, could also discourage, delay or prevent (1) the merger or acquisition of FreeSeas by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent directors and officers. These provisions are summarized below.

Blank Check Preferred Stock

Our Board of Directors has the authority, without any further vote or action by our shareholders, to issue up to 5,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of FreeSeas or the removal of our management.

Classified Board of Directors

Our directors serve staggered, three-year terms. Approximately one-third of our directors are elected each year. The classification of the directors could discourage a third party from making a tender offer for our stock or attempting to obtain control of FreeSeas. It could also delay shareholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Supermajority Director Voting Requirement to Change Number of Directors

Our Board of Directors may only change the size of the board by a vote of not less than 66-2/3% of the directors then in office. This provision makes it more difficult to increase the number of directors in an attempt to gain a majority of directors through the addition of more directors.

Election and Removal of Directors

Cumulative voting in the election of directors is not permitted. Our amended and restated by-laws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation provide that directors may be removed only for cause and only upon the affirmative vote of either the holders of at least 66-2/3% of our issued and outstanding voting stock or by our Board of Directors. They also require advance written notice of any proposals by shareholders to remove a director. These provisions may discourage, delay or prevent the removal of incumbent directors and/or officers.

21

Limited Actions by Shareholders

The BCA provides that any action required or permitted to be taken by our shareholders must be done at an annual meeting or special meeting of shareholders or by the unanimous written consent of the shareholders. Our by-laws provide that only our Board of Directors, the Chairman or the President may call special meetings of shareholders. The BCA provides that the business that can be transacted at a special meeting of shareholders must be related to the purpose or purposes stated in the notice of the meeting.

Other Supermajority Voting Requirements

Our shareholders can make, alter, amend or repeal our by-laws only upon the affirmative vote of 66-2/3% of the outstanding shares of capital stock entitled to vote generally in the election of directors. The provisions of our amended and restated articles of incorporation with respect to directors and our by-laws can only be amended by the affirmative vote of 66-2/3% of the outstanding shares of capital stock entitled to vote generally in the election of directors. Such supermajority voting requirements make these provisions more difficult to change and thus may discourage, delay or prevent the removal of incumbent directors and/or officers.

Shareholder Rights Plan

We have implemented a shareholder rights plan pursuant to which the holders of our common stock receive one right to purchase one one-thousandth of a share of our Series A Participating Preferred Stock at an exercise price of $90.00, subject to adjustment. The rights become exercisable upon the occurrence of certain change in control events. These anti-takeover provisions and our shareholder rights plan could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

Our Transfer Agent

The transfer agent for our common stock is American Stock Transfer & Trust Company, LLC.

Limitations on Liability and Indemnification of Directors and Officers

Our Amended and Restated By-Laws provide that any person who is or was one of our directors or officers, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by us upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our amended and restated articles of incorporation and amended and restated by-laws and by the Business Corporations Act of the Republic of the Marshall Islands, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. For example, the BCA allows the adoption of various anti-takeover measures such as shareholder “rights” plans. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as U.S. courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction that has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights.

Marshall Islands		Delaware
Shareholders’ Meetings

·	Held at a time and place as designated in the by-laws	·	May be held at such time or place as designated in the certificate of incorporation or bylaws, or if not so designated, as determined by the board of directors

·	Special meeting of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or bylaws	·	Special meeting of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or bylaws

·	May be held within or outside the Marshall Islands	·	May be held within or outside Delaware

22

·	Notice:	·	Notice:

o	Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and, unless it is the annual meeting, indicate that it is being issued by or at the direction of the person or persons calling the meeting. Notice of a special meeting shall also state the purpose for which the meeting is called	o	Whenever shareholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

o	A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting	o	Written notice shall be given not less than 10 nor more than 60 days before the date of the meeting

Shareholders’ Voting Rights

·	Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote	·	Any action required to be taken at a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted

·	Any person authorized to vote may authorize another person to act for him by proxy	·	Any person authorized to vote may authorize another person or persons to act for him by proxy

·	Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one third of the shares entitled to vote at a meeting	·	For stock corporations, certificate of incorporation or bylaws may specify the number of members necessary to constitute a quorum but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting. In the absence of such specifications, a majority of shares entitled to vote at the meeting shall constitute a quorum

·	Once a quorum is present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders	·	Once a quorum is present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders

·	The articles of incorporation may provide for cumulative voting in the election of directors	·	The certificate of incorporation may provide for cumulative voting

·	Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a stockholder meeting	·	Any two or more corporations existing under the laws of state may merge into a single corporation pursuant to a board resolution and upon the majority vote by stockholders of each constituent corporation at an annual or special meeting

·	Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting	·	Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote

·	Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation	·	Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called stockholder meeting

·	Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation or approval of the shareholders is required pursuant to the BCA	·	Any mortgage or pledge of a corporation’s property and assets may be authorized without vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides

23

Directors

·	The board must consist of at least one member	·	The board must consist of at least one member

·	The number of members can be changed by an amendment to the by-laws, by the shareholders, or by action of the board under the specific provisions of a bylaw	·	The number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by an amendment to the certificate of incorporation

·	If the board is authorized to change the number of directors, it can only do so by majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director	·	If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate

·	Any or all of the directors may be removed for cause by vote of the shareholders	·	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides

·	If the articles of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the shareholders	·	In the case of a classified board, stockholders may effect removal of any or all directors only for cause

Dissenter’s Rights of Appraisal

·	With limited exceptions, including for the shares of any class or series of stock listed on a securities exchange or admitted for trading on an interdealer quotation system, shareholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares	·	With limited exceptions, including a merger or consolidation of corporations whose stock is listed on a national securities exchange, in which listed stock is the offered consideration, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation

·	A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:	·	N/A

o	Alters or abolishes any preferential right of any outstanding shares having preference; or

o	Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares; or

o	Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

o	Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

Shareholder’s Derivative Actions

·	An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of the transaction of which he complains, or that has shares or his interest therein devolved upon him by operation of law	·	In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or such stockholder’s stock must have thereafter devolved upon such stockholder by operation of law

24

·	A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort	·	Other requirements regarding derivative suits have been created by judicial decision, including that a stockholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile)

·	Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands	·	N/A

·	Reasonable expenses including attorney’s fees may be awarded if the action is successful	·	Reasonable expenses including attorney’s fees may be awarded if the action is successful

·	A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and shares have a value of less than $50,000	·	N/A

25

TAXATION

The following is a discussion of the material Marshall Islands and United States federal income tax consequences relevant to an investment decision by a U.S. Holder, as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning common stock to all categories of investors, some of which, such as dealers in securities, investors whose functional currency is not the United States dollar, and investors that own, actually or under applicable constructive ownership rules, 10% or more of the voting power of our stock, may be subject to special rules. This discussion deals only with holders who purchase common stock in connection with this offering and hold the common stock as a capital asset. Moreover, this discussion is based on the laws, regulations and other authorities in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of common stock.

Marshall Islands Tax Consequences

We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders provided such stockholders are not residents of the Marshall Islands. Holders of our common stock who are not residents of, domiciled in, or carrying on any commercial activity in the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of our common stock.

United States Federal Income Tax Consequences

The following are the material United States federal income tax consequences to us of our activities and to U.S. Holders and Non-U.S. Holders, each as defined below, of the ownership and disposition of our common stock. The following discussion of United States federal income tax matters is based on the United States Internal Revenue Code of 1986, as amended, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. This discussion below is based, in part, upon Treasury Regulations promulgated under Section 883 of the Code, and in part, on the description of our business as described in “About Our Company” above and assumes that we conduct our business as described in that section.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF OUR COMMON STOCK ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUERS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Taxation of Operating Income: In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a shipping pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, constitutes income from sources within the United States, which we refer to as “U.S.-Source Gross Transportation Income” or “USSGTI.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. U.S. law prohibits us from engaging in transportation that produces income considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our USSGTI would be subject to a 4% tax imposed without allowance for deductions as described below.

26

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:

·	we are organized in a foreign country (our “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States;

·	we satisfy one of the following ownership tests (discussed in more detail below): (1) more than 50% of the value of our stock is owned, directly or indirectly, by “qualified shareholders,” which includes persons (i) who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, and (ii) who comply with certain documentation requirements, which we refer to as the “Qualified Shareholder Ownership Test,” or (2) our stock is primarily and regularly traded on one or more established securities markets in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test;” and we are not considered “closely held,” which we refer to as the “Closely-Held Test;” and

·	we meet certain substantiation, reporting and other requirements.

The Republic of the Marshall Islands, the jurisdiction where we and our shipowning subsidiaries are incorporated, grants “equivalent exemptions” to United States corporations. Therefore, we should meet the first requirement for the Section 883 exemption. Additionally, we intend to comply with the substantiation, reporting and other requirements that are applicable under Section 883 of the Code. As a result, qualification for the Section 883 exemption will turn primarily on our ability to satisfy the second requirement enumerated above.

Since the 2007 tax year, we have claimed the benefits of the Section 883 tax exemption for our ship-owning subsidiaries on the basis of the Publicly-Traded Test. For 2011 and subsequent tax years, we anticipate that we will need to satisfy the Publicly-Traded Test in order to qualify for benefits under Section 883. While we expect to satisfy the Publicly-Traded Test for such years, there can be no assurance in this regard. Our ability to satisfy the Publicly-Traded Test is discussed below.

The regulations provide, in pertinent part, that the stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that are traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common stock, our sole class of our issued and outstanding stock, is “primarily traded” on the NASDAQ Global Market.

Under the regulations, our stock will be considered to be “regularly traded” if one or more classes of our stock representing 50% or more of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets, which we refer to as the “listing threshold.” Our common stock, our sole class of issued and outstanding stock, is listed on the NASDAQ Global Market, and accordingly, we will satisfy this listing requirement.

The regulations further require that with respect to each class of stock relied upon to meet the listing requirement: (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe we will satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if, as we expect to be the case with our common stock, such class of stock is traded on an established market in the United States, and such class of stock is regularly quoted by dealers making a market in such stock. While we anticipate that we will satisfy the trading frequency and trading volume tests, satisfaction of these requirements is outside of our control and hence, no assurances can be provided that we will satisfy the Publicly-Traded Test each year.

In addition, even if the “primarily traded” and “regularly traded” portions of the Publicly-Traded Test described above are satisfied, the Closely-Held Test provides, in pertinent part, that a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class of stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own directly or indirectly 5% or more of the vote and value of such class of stock, who we refer to as “5% Shareholders.” For purposes of being able to determine our 5% Shareholders under the Closely-Held Test, the regulations permit us to rely on Schedule 13G and Schedule 13D filings with the Securities and Exchange Commission. The regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for purposes of the Closely-Held Test.

27

In the event the Closely-Held Test is triggered, the regulations provide that the Closely-Held Test will nevertheless not apply if we can establish that among the closely-held group of 5% Shareholders, sufficient shares are owned by our 5% Shareholders that are considered to be “qualified shareholders,” to preclude non-qualified 5% Shareholders in the closely-held group from owning 50% or more of the value of such class of stock for more than half of the days during the tax year, which we refer to as the exception to the Closely-Held Test. Establishing such qualification and ownership by our direct and indirect 5% Shareholders will depend on their meeting the requirements of one of the qualified shareholder tests set out under the regulations applicable to 5% Shareholders and compliance with certain ownership certification procedures by each intermediary or other person in the chain of ownership between us and such qualified 5% Shareholders. Further, the regulations require, and we must certify, that no person in the chain of qualified ownership of shares relied on by us to qualify for exemption holds those shares in bearer form.

The ability to avoid application of the Closely-Held Test will be outside our control, and, as a result, there can be no assurance regarding whether we will satisfy the Publicly Traded Test for any year. For this and other reasons, there can be no assurance that we or any of our subsidiaries will qualify for the benefits of Section 883 of the Code for any year.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our USSGTI, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, otherwise referred to as the “4% Tax.” Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable, and our USSGTI is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

·	We have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

·	substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

If we qualify for the Section 883 exemption, then gain from the sale of any vessel may be exempt from tax under Section 883. Even if such gain is not exempt from tax under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, assuming that we are not, and have never been, engaged in a U.S. trade or business. Under certain circumstances, if we are so engaged, gain on the sale of vessels could be subject to U.S. federal income tax.

United States Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of common stock that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you are encouraged to consult your tax advisor.

Distributions. Subject to the discussion of passive foreign investment companies (or “PFICs”) below, any distributions made by us with respect to our common stock will generally be taxable as dividend income to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in his or her common stock on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as passive category income or, in the case of certain types of U.S. Holders, general category income for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

28

For taxable years beginning before January 1, 2013, dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate, which we refer to as a “U.S. Individual Holder,” will generally be treated as “qualified dividend income” that is taxable to such a U.S. Individual Holder at preferential tax rates provided that (1) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be), (2) our common stock is readily tradable on an established securities market in the United States (such as the NASDAQ Global Market), and (3) the U.S. Individual Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Any distributions treated as dividends paid by us that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder.

Special rules may apply to any “extraordinary dividend” generally, a dividend in an amount which is equal to or exceeds ten percent of a stockholder’s adjusted basis (or fair market value in certain circumstances) in a share of our stock paid by us. If we pay an “extraordinary dividend” on our stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Individual Holder from the sale or exchange of such stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or Other Disposition of Common Stock. Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences. Special United States federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company for United States federal income tax purposes. In general, we will be treated as a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which such holder held our common stock, either:

·	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

·	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a passive foreign investment company, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a U.S. trade or business. We may own, directly or indirectly, interests in other entities that are passive foreign investment companies, or subsidiary PFICs. If we are a passive foreign investment company, each U.S. Holder will be treated as owning its pro rata share by value of the stock of any such subsidiary PFICs.

Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a passive foreign investment company with respect to any taxable year. Although we are not relying upon an opinion of counsel on this issue, our belief is based principally on the position that, for purposes of determining whether we are a passive foreign investment company, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a passive foreign investment company. Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes support this position. However, a recent case reviewing the deductibility of commissions by a foreign sales corporation decided that time charter income constituted rental income under the law. While the IRS asserted in such case that the time charter income should be considered services income, in the absence of any legal authority specifically relating to the statutory provisions governing PFICs and time charter income, the IRS or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our common stock, and the U.S. Holder did not make a timely qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) common stock, as described below, such holder generally will be subject to special rules with respect to:

·	any gain recognized by the U.S. Holder on the sale or other disposition of its common stock; and

29

·	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the common stock during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the common stock).

Under these rules,

·	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the common stock;

·	the amount allocated to the U.S. Holder’s current taxable year and any taxable years in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxable as ordinary income;

·	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

·	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder will avoid the PFIC tax consequences described above in respect to our common stock by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

Although a determination as to our PFIC status will be made annually, an initial determination that our company is a PFIC will generally apply for subsequent years to a U.S. Holder who held our common stock while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder owns (or is deemed to own) our common stock, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of ours that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC, and the U.S. Holder owns (or is deemed to hold) our common stock, the PFIC rules discussed below will continue to apply to such shares unless the holder makes a purging election, as described below, and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

If a U.S. Holder has made a QEF election with respect to our common stock, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder owns (or is deemed to own) such shares or a purge of the PFIC taint pursuant to a purging election, as described below), any gain recognized on the sale of our common stock generally will be taxable as capital gain, and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of its earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to such U.S. Holders. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult with their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from us. If we determine we are a PFIC for any taxable year, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

30

If a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as “marketable stock”, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder owns (or is deemed to hold) common stock in us and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its common stock. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its common stock at the end of its taxable year over the adjusted basis in its common stock. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its common stock over the fair market value of its common stock at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its common stock will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the common stock will be treated as ordinary income. The mark-to-market election is available only if our common stock is treated as marketable stock. If our common stock is listed on the NASDAQ Global Market and is regularly traded on such market in accordance with applicable Treasury Regulations, our common stock will be treated as “marketable stock” for this purpose. U.S. Holders are advised to consult with their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our common stock under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. We will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower- tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. In addition, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC to provide the required information. U.S. Holders are advised to consult with their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders are advised to consult with their tax advisors concerning the application of the PFIC rules (and the QEF and mark-to-market elections) to our common stock under their particular circumstances.

United States Federal Income Taxation of “Non-U.S. Holders”

A beneficial owner of common stock that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

Dividends on Common Stock. Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common stock, unless that income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Stock. Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

·	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

·	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common stock, including dividends and the gain from the sale, exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:

·	fail to provide an accurate taxpayer identification number;

31

·	are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

·	in certain circumstances, fail to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you sell your stock to or through a United States office or broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your stock through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

We encourage each stockholder to consult with his, her or its own tax advisor as to particular tax consequences to it of holding and disposing of our shares, including the applicability of any state, local or foreign tax laws and any proposed changes in applicable law.

SELLING STOCKHOLDER

The table below sets forth information concerning the resale of the shares of common stock by Granite, the selling stockholder. The selling stockholder will acquire shares of our common stock under the Investment Agreement pursuant to an exemption from registration under the Securities Act. We will not receive any proceeds from the resale of the common stock by the selling stockholder.

The following table and the accompanying footnotes are prepared based in part on information supplied to us by the selling stockholder as of January 24, 2013. The table and footnotes assume that the selling stockholder will sell all of such shares, including the shares issuable under the Investment Agreement, which have not at this time been issued. Because the selling stockholder may, however, sell all or some of its shares under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholder or that will be held by the selling stockholder after completion of any sales. We do not know how long the selling stockholder will hold the shares before selling them. The selling stockholder has not, within the past three years, held any position or office or had any other material relationship with us or with any of our predecessors or affiliates.

	Shares Beneficially Owned Before the Offering		Shares Being Offered	Shares Beneficially Owned After the Offering
	Number	Percent	Number(1)	Number(2)	Percent(2)(3)
Selling Stockholder
Granite State Capital, LLC (3)	—	—	3,957,903	—	—

(1)	This number represents the maximum number of shares that may be sold to the selling stockholder pursuant to the terms of the Investment Agreement and that are included in this prospectus.
(2)	Assumes the sale of all shares being offered in this prospectus.
(3)	Granite State Capital, LLC is the investor under the Investment Agreement. Theodore J. Smith is the managing member of Granite and has voting and investment power over the securities owned by it.

On January 24, 2013, we entered into an Investment Agreement with Granite, pursuant to which, for a 36-month period, we have the right to sell up to 3,957,903 shares of our common stock. As of the date of this prospectus, we have not sold any shares of our common stock to Granite under the Investment Agreement.

The shares of common stock to be issued to Granite under the Investment Agreement will be, issued pursuant to an exemption from registration under the Securities Act. Pursuant to the Investment Agreement, we have filed a registration statement on Form F-1, of which this prospectus is a part, covering the possible resale by Granite of any shares sold to Granite under the Investment Agreement.

32

The Investment Agreement entitles us to sell and obligates Granite to purchase, from time to time over a period of 36 months (the “Open Period”), up to 3,957,903 shares of our common stock, subject to conditions we must satisfy as set forth in the Investment Agreement. For each share of common stock purchased under the Investment Agreement, Granite will pay 98% of the lowest daily volume weighted average price during the pricing period, which is the five consecutive trading days commencing on the day we deliver a put notice to Granite. Each such put notice may be for an amount not to exceed the greater of $500,000 or 200% of the average daily trading volume of our common stock for the three consecutive trading days prior to the notice date, multiplied by the average of the three daily closing prices immediately preceding the notice date. In no event, however, shall the number of shares of common stock issuable to Granite pursuant to a put cause the aggregate number of shares of common stock beneficially owned by Granite and its affiliates to exceed 9.99% of the outstanding common stock at the time.

Our right to deliver a put notice and the obligations of Granite with respect to a put is subject to our satisfaction of a number of conditions, including, but not limited to:

·	That our common stock is trading on a “principal market” as defined in the Investment Agreement; our common stock shall not have been suspended from trading for a period of two consecutive trading days during the Open Period and we shall not have been notified of any pending or threatened proceedings or other action to suspend the trading of the common stock;

·	That the issuance of shares of common stock with respect to the applicable put notice will not violate any applicable shareholder approval requirements of the principal market; and

·	That a registration statement is effective.

The closing of a sale of shares pursuant to a put notice shall occur within three trading days of the put settlement date, which is the first trading day following the pricing period. The Investment Agreement provides for a penalty for late delivery of shares equal to $100 per day multiplied by the number of days late, with the total penalty amount cumulative for all days late. We may terminate the Investment Agreement upon written notice to Granite. Any and all shares, or penalties, if any, due under the Investment Agreement shall be immediately due and payable upon termination of the Investment Agreement. A copy of the Investment Agreement is incorporated by reference as a exhibit to the registration statement that this prospectus is a part of.

The issuance of our common stock under the Investment Agreement will continue to dilute the voting and economic rights of the existing holders of our common stock, because these shares will represent a smaller percentage of our total shares that will be outstanding after any issuances of common stock to Granite. If we deliver put notices under the Investment Agreement when our share price is decreasing, we will need to issue more shares to raise the amount than if we were to issue shares when our stock price is higher. Such issuances will have a dilutive effect and may further decrease our stock price. Please see “Risk Factors – Risks Relating to this Offering and Our Common Stock” elsewhere in this prospectus for a further discussion of the impact of the Investment Agreement on our stockholders and the market price of our common stock.

PLAN OF DISTRIBUTION

The purpose of this prospectus is to permit the selling stockholder to offer and resell up to an aggregate of 3,957,903 shares of our common stock at such times and at such places as it chooses. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The decision to sell any shares offered pursuant to this prospectus is within the sole discretion of the selling stockholder.

The distribution of the common stock by the selling stockholder may be effected from time to time in one or more transactions. Any of the common stock may be offered for sale, from time to time, by the selling stockholder at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, in privately negotiated transactions or otherwise. The common stock may be sold by one or more of the following:

·	On the OTCQB, the OTC Bulletin Board or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades;

·	Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

	o	Block trades in which the broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

	o	Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

	o	Ordinary brokerage transactions; or

	o	Transactions in which the broker solicits purchasers;

33

·	Directly to one or more purchasers; or

·	A combination of these methods.

Granite and any broker-dealers who act in connection with the sale of its shares are "underwriters" within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts, concessions and commissions under the Securities Act. Because the selling stockholder is an "underwriter" within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

The selling stockholder or its underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the selling stockholder may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

Unless granted an exemption by the SEC from Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, the selling stockholder will not engage in any stabilization activity in connection with our common stock, will furnish each broker or dealer engaged by the selling stockholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any of our common stock or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

We will not receive any proceeds from the sale of these shares of common stock offered by the selling stockholder. We shall use our reasonable efforts to prepare and file with the SEC such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

We are paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incidental to the offering and sale of the common stock to the public, which are estimated to be approximately $40,000. If we are required to update this prospectus during such period, we may incur additional expenses in excess of the amount estimated above. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and the Exchange Act, subject to certain exceptions.

In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Expenses, Indemnification

We will not receive any of the proceeds from the sale of the shares of common stock sold by the selling stockholder and will bear all expenses related to the registration of this offering but will not pay for any commissions, fees or discounts, if any. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Supplements to this Prospectus

In the event of a material change in the plan of distribution disclosed in this prospectus, the selling stockholder will not be able to effect transactions in the shares pursuant to this prospectus until such time as a post-effective amendment to the registration statement is filed with, and declared effective by, the SEC.

Regulation M

We have informed the selling stockholder that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

34

During any distribution period, Regulation M prohibits the selling stockholder and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market.

We have also advised the selling stockholder that it should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholder or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while the selling stockholder is distributing shares covered by this prospectus. Regulation M may prohibit the selling stockholder from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the selling stockholder that it should consult with its own legal counsel to ensure compliance with Regulation M.

EXPENSES RELATING TO THIS OFFERING

In addition to the fees paid or payable to Granite in connection with the Investment Agreement (see “Company Information—Granite Investment Agreement”), set forth below is an itemization of the total expenses that we expect to incur in connection with this distribution, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and are not expressed in thousands of dollars.

SEC Registration Fee	$113.37
Legal Fees and Expenses	$20,000.00
Accounting Fees and Expenses	$3,000.00
Miscellaneous	$1,886.63
Total	$25,000.00

LEGAL MATTERS

The validity of the shares of our common stock offered in this prospectus is being passed upon for us by Reeder & Simpson, P.C., special Marshall Islands counsel for FreeSeas. Sichenzia Ross Friedman Ference LLP is acting as counsel to FreeSeas connection with United States securities laws.

EXPERTS

The consolidated financial statements of FreeSeas at December 31, 2011, 2010, and 2009, and for the years then ended, incorporated herein by reference have been audited by Sherb & Co. LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about FreeSeas’ ability to continue as a going concern as described in Note 3 to the consolidated financial statements) incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-1 with the SEC in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions.

We also file annual and others reports and other information with the SEC. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC- 0330 for further information about the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Quotations for the price of our common stock currently appear on the NASDAQ Global Market.

As a “foreign private issuer,” we are exempt from the rules under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prescribing the furnishing and content of proxy statements to shareholders. Although we have opted out of the NASDAQ rules requiring NASDAQ-listed companies to provide proxy statements to shareholders, we currently expect to continue to furnish proxy statements to our shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

35

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. Except as set forth below, the SEC file number for the documents incorporated by reference in this prospectus is 001-51672.

We have filed the following documents with the SEC and it is incorporated herein by reference as of its date of filing:

·	Our Amended Annual Report on Form 20-F for the fiscal year ended December 31, 2011, as filed with the SEC on October 16, 2012;

·	Our Current Report on Form 6-K for May 11, 2012, as filed with the SEC on May 15, 2012;

·	Our Current Report on Form 6-K for June 12, 2012, as filed with the SEC on June 12, 2012;

·	Our Current Report on Form 6-K for the month of June 2012, as filed with the SEC on June 26, 2012;

·	Our Current Report on Form 6-K for June 28, 2012, as filed with the SEC on June 29, 2012;

·	Our Current Report on Form 6-K for the month of September 2012, as filed with the SEC on September 19, 2012;

·	Our Current Report on Form 6-K for October 11, 2012, as filed with the SEC on October 11, 2012;

·	Our Current Report on Form 6-K for October 11, 2012, as filed with the SEC on October 12, 2012;

·	Our Current Report on Form 6-K for October 15, 2012, as filed with the SEC on October 15, 2012;

·	Our Current Report on Form 6-K/A (Amendment No. 1) for October 15, 2012, as filed with the SEC on October 15, 2012;

·	Our Current Report on Form 6-K/A (Amendment No. 2) for October 15, 2012, as filed with the SEC on November 8, 2012;

·	Our Current Report on Form 6-K for November 12, 2012, as filed with the SEC on November 13, 2012;

·	Our Current Report on Form 6-K for December 20, 2012, as filed with the SEC on December 20, 2012;

·	Our Current Report on Form 6-K for the month of January, 2013, as filed with the SEC on January 15, 2013;

·	Our Current Report on Form 6-K for the month of January, 2013, as filed with the SEC on January 24, 2013; and

·	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on December 15, 2005.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by accessing our website at www.freeseas.gr under the “Investor Relations” tab, or by writing or telephoning us using the following contact information:

Alexandros Mylonas, Chief Financial Officer

10, Eleftheriou Venizelou Street (Panepistimiou Ave.)

106 71, Athens, Greece

Telephone: +30-210-4528770

Email: am@freeseas.gr

36

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

37

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

The Amended and Restated By-Laws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 60 of the Business Corporations Act (Part I of the Associations Law) of the Republic of the Marshall Islands provides as follows:

Indemnification of directors and officers.

(1) Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) When director or officer is successful. To the extent that director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5) Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6) Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

II-1

Item 7. Recent Sales of Unregistered Securities.

During the past three years, FreeSeas has sold the following shares of common stock without registration under the Securities Act, pursuant to exemptions from registration set forth in Sections 3(a)(10) or 4(2) of the Securities Act:

We have entered into a shareholders rights agreement with American Stock Transfer & Trust Company, LLC effective January 14, 2009 and declared a dividend of one purchase right, or a Right, to purchase one one-thousandth of our Series A Participating Preferred Stock, par value $0.001 per share, for each outstanding share of our common stock. The dividend was paid on January 23, 2009 to our shareholders of record on that date. Each Right entitles the registered holder, upon the occurrence of certain events, to purchase from us one one-thousandth of a share of Preferred Stock at an exercise price of $90.00, subject to adjustment.

At its April 2012 meeting, our Board of Directors approved the issuance of 1,660,694 shares of common stock to the Manager in payment of the $926 in unpaid fees due to the Manager for the first quarter of 2012 under the management and services agreements with us. The number of shares to be issued to the Manager was based on the closing prices of our common stock on the first day of each month during the quarter, which are the dates the management and services fees were due and payable. Upon issuance of these restricted shares, Mr. Varouxakis, who is our Chairman, Chief Executive Officer and President and the owner of the Manager, will beneficially own 26% of our outstanding common stock. The Board also approved the issuance of an aggregate of 199,642 shares of FreeSeas’ common stock to the non-executive members of its Board of Directors in payment of $31 per person in unpaid Board fees for the last three quarters of 2011. The aggregate number of shares to be issued to the directors was based on the closing prices of its common stock on the last day of each of the last three quarters of 2011, which are the dates that the Board fees were due and payable. All of the foregoing shares will be restricted shares under applicable U.S. securities laws.

On May 11, 2012, FreeSeas and YA Global entered into a Standby Equity Distribution Agreement, as amended on June 28, 2012, or SEDA. Pursuant to the SEDA, we have the right, for a 24-month period, to sell shares of our common stock to YA Global for a total purchase price of up to $3,218,485. For each share of common stock purchased under the SEDA, YA Global will pay 96% of the lowest daily volume weighted average price during the five consecutive trading days after we deliver an advance notice to YA Global. We have issued 100,000 shares of our common stock to Yorkville as payment of a commitment fee and have agreed to pay $15,000 to Yorkville as a structuring fee. As of January 22, 2013, we had sold an aggregate of 1,739,721 shares of our common stock to YA Global.

In connection with the SEDA, YA Global also agreed to purchase from the Company one or more note in the aggregate amount of $500,000 in accordance with the terms of a Note Purchase Agreement dated May 11, 2012 (the "Note Purchase Agreement"). On August 21, 2012, the Company raised an aggregate of $250,000 pursuant to the Note Purchase Agreement.

At its October 3, 2012 meeting, Company’s Board of Directors approved the issuance of 2,196,500 shares of FreeSeas' common stock to the Manager in payment of the $807 in unpaid fees due to the Manager for the third quarter of 2012 under the management and services agreements with FreeSeas. The number of shares to be issued to the Manager was based on the closing prices of FreeSeas' common stock on the first day of each month during the quarter, which are the dates the management and services fees were due and payable. The Board also approved the issuance of an aggregate of 326,790 shares of FreeSeas' common stock to the non-executive members of its Board of Directors in payment of $30 per person in unpaid Board fees for the first, second and third quarter of 2012. The aggregate number of shares to be issued to the directors was based on the closing prices of FreeSeas' common stock on the last day of each of the three quarters of 2012, which are the dates that the Board fees were due and payable. All of these shares were issued in October 2012 and are restricted shares under applicable U.S. securities laws.

On October 11, 2012, FreeSeas and Dutchess entered into an Investment Agreement. Pursuant to the Investment Agreement, we have the right, for a 36-month period, to sell 2,352,962 shares of our common stock to Dutchess. For each share of common stock purchased under the Investment Agreement, Dutchess will pay 98% of the lowest daily volume weighted average price during the five consecutive trading days commencing on the day we deliver the put notice to Dutchess. As of January 22, 2013, the Company has sold 2,352,962 shares of its common stock to Dutchess, under its Investment Agreement for aggregate sales proceeds of $197.

On January 15, 2013, we issued the Settlement Shares to Hanover in connection with the Settlement Agreement of an outstanding litigation claim. The Settlement Agreement provides that the Settlement Shares will be subject to adjustment on the 36th trading day following the date on which the Settlement Shares were initially issued to reflect the intention of the parties that the total number of shares of Common Stock to be issued to Hanover pursuant to the Settlement Agreement be based upon a specified discount to the VWAP of the Common Stock for a specified period of time. Specifically, the total number of shares of Common Stock to be issued to Hanover pursuant to the Settlement Agreement shall be the VWAP Shares. The Settlement Agreement further provides that if, at any time and from time to time during the True-Up Period, Hanover reasonably believes that the total number of Settlement Shares previously issued to Hanover shall be less than the total number of VWAP Shares to be issued to Hanover or its designee in connection with the Settlement Agreement, Hanover may, in its sole discretion, deliver one or more written notices to the Company, at any time and from time to time during the True-Up Period, requesting that a specified number of additional shares of Common Stock promptly be issued and delivered to Hanover or its designee (subject to the limitations described below), and the Company will upon such request reserve and issue the number of additional shares of Common Stock requested to be so issued and delivered in the notice (all of which additional shares shall be considered “Settlement Shares” for purposes of the Settlement Agreement). At the end of the True-Up Period, (i) if the number of VWAP Shares exceeds the number of Settlement Shares issued, then the Company will issue to Hanover or its designee additional shares of Common Stock equal to the difference between the number of VWAP Shares and the number of Settlement Shares, and (ii) if the number of VWAP Shares is less than the number of Settlement Shares, then Hanover or its designee will return to the Company for cancellation that number of shares of Common Stock equal to the difference between the number of VWAP Shares and the number of Settlement Shares.

II-2

The Settlement Agreement provides that in no event shall the number of shares of Common Stock issued to Hanover or its designee in connection with the Settlement Agreement, when aggregated with all other shares of Common Stock then beneficially owned by Hanover and its affiliates (as calculated pursuant to Section 13(d) of the Exchange, and the rules and regulations thereunder, result in the beneficial ownership by Hanover and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder) at any time of more than 9.99% of the Common Stock.

On January 18, 2013, we issued an additional 400,000 shares of our common stock to Hanover pursuant to the Settlement Agreement.

On January 24, 2013, FreeSeas and Granite entered into an Investment Agreement. Pursuant to the Investment Agreement, we have the right, for a 36-month period, to sell 3,957,903 shares of our common stock to Granite. For each share of common stock purchased under the Investment Agreement, Granite will pay 98% of the lowest daily volume weighted average price during the five consecutive trading days commencing on the day we deliver the put notice to Granite.

Item 8. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Exhibit Description	Where Filed

3.01	Amended and Restated Articles of Incorporation of FreeSeas Inc. (formerly known as Adventure Holdings S.A.)	Exhibit 3.1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on May 11, 2005 and incorporated herein by reference

3.02	Amended and Restated By-Laws of FreeSeas Inc. (formerly known as Adventure Holdings S.A.)	Exhibit 3.2 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on May 11, 2005 and incorporated herein by reference

3.03	First Amendment to the Amended and Restated Bylaws of FreeSeas Inc.	Exhibit 3.3 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-145203) filed on October 15, 2007 and incorporated herein by reference

3.04	First Amendment to the Amended and Restated Articles of Incorporation of FreeSeas Inc.	Exhibit 99.3 to Registrant’s 6-K filed on October 22, 2009 and incorporated herein by reference

3.05	Amendment to the Amended and Restated Articles of Incorporation of FreeSeas Inc.	Exhibit 1.5 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2010 and incorporated herein by reference

4.01	Specimen Common Stock Certificate	Exhibit 4.1 to Amendment No. 1 to Registrant’s Registration Statement on Form F-1 (File No. 333-124825) filed on July 22, 2005 and incorporated herein by reference

4.02	Shareholder Rights Agreement entered into effective as of January 14, 2009 by and between FreeSeas Inc. and American Stock Transfer & Trust Company, LLC	Exhibit 2.9 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008 and incorporated herein by reference

5.01	Opinion of Marshall Islands counsel to the Registrant, as to the validity of the securities to be issued	To be filed by amendment

10.01	Amended and Restated 2005 Stock Incentive Plan	Annex A to Registrant’s Form 6-K filed on December 1, 2006 and incorporated herein by reference

10.02	Facility Agreement dated December 24, 2007 between FreeSeas Inc. and Credit Suisse	Exhibit 4.39 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference

II-3

10.03	First Preferred Mortgage on the M/V Free Hero in favor of Credit Suisse	Exhibit 4.40 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference

10.04	Addendum No. 1 dated July 18, 2011 to First Preferred Mortgage on the M/V Free Hero in favor of Credit Suisse AG	Exhibit 4.4 to Amendment No. 1 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2011, as filed on May 16, 2012

10.05	First Preferred Mortgage on the M/V Free Goddess in favor of Credit Suisse	Exhibit 4.41 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference

10.06	Addendum No. 1 dated July 18, 2011 to First Preferred Mortgage on the M/V Free Goddess in favor of Credit Suisse AG	Exhibit 4.6 to Amendment No. 1 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2011, as filed on May 16, 2012

10.07	First Preferred Mortgage on the M/V Free Jupiter in favor of Credit Suisse	Exhibit 4.42 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2007 and incorporated herein by reference

10.08	Addendum No. 1 dated July 18, 2011 to First Preferred Mortgage on the M/V Free Jupiter in favor of Credit Suisse AG	Exhibit 4.8 to Amendment No. 1 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2011, as filed on May 16, 2012

10.09	Supplemental Agreement dated June 26, 2008 to the Facility Agreement dated December 24, 2007 between FreeSeas Inc. and Credit Suisse	Exhibit 4.56 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008 and incorporated herein by reference

10.10	Supplemental Agreement dated March 23, 2009 to the Facility Agreement dated December 24, 2007 between FreeSeas Inc. and Credit Suisse	Exhibit 4.57 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008 and incorporated herein by reference

10.11	Amended and Restated Services Agreement dated October 1, 2008 between FreeSeas Inc. and Free Bulkers S.A.	Exhibit 4.61 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008 and incorporated herein by reference

10.12	Supplemental Agreement dated June 8, 2011 between FreeSeas, Inc. and Free Bulkers S.A.	Exhibit 4.12 to Amendment No. 1 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2011, as filed on May 16, 2012

10.13	Amendment and Restatement Agreement dated September 1, 2009 among Adventure Two S.A., Adventure Three S.A., Adventure Seven S.A., Adventure Eleven S.A., FreeSeas Inc. and New HBU II N.V.	Exhibit 99.5 to Registrant’s 6-K filed on October 22, 2009 and incorporated herein by reference

10.14	Facility Agreement dated September 1, 2009 among Adventure Two S.A., Adventure Three S.A., Adventure Seven S.A., Adventure Eleven S.A., FreeSeas Inc. and New HBU II N.V.	Exhibit 99.6 to Registrant’s 6-K filed on October 22, 2009 and incorporated herein by reference

10.15	Deed of Release of Whole dated September 15, 2009 by New HBU II N.V. in favour of Adventure Two S.A., Adventure Three S.A., Adventure Seven S.A. and Adventure Eleven S.A.	Exhibit 99.7 to Registrant’s 6-K filed on October 22, 2009 and incorporated herein by reference

10.16	Deed of Assignment dated September 15, 2009 between Adventure Three S.A. and New HBU II N.V.	Exhibit 99.9 to Registrant’s 6-K filed on October 22, 2009 and incorporated herein by reference

10.17	Deed of Assignment dated September 15, 2009 between Adventure Seven S.A. and New HBU II N.V.	Exhibit 99.10 to Registrant’s 6-K filed on October 22, 2009 and incorporated herein by reference

II-4

10.18	Deed of Assignment dated September 15, 2009 between Adventure Eleven S.A. and New HBU II N.V.	Exhibit 99.11 to Registrant’s 6-K filed on October 22, 2009 and incorporated herein by reference

10.19	Addendum No. 1 dated September 17, 2009 to the Amended and Restated Services Agreement dated October 1, 2008 by and between FreeSeas Inc. and Free Bulkers S.A.	Exhibit 99.12 to Registrant’s 6-K filed on October 22, 2009 and incorporated herein by reference

10.20	Form of Standard Ship Management Agreement by and between Free Bulkers S.A. and each of Adventure Five S.A. through Adventure Twelve S.A.	Exhibit 99.13 to Registrant’s 6-K filed on October 22, 2009 and incorporated herein by reference

10.21	Form of Addendum No. 2 to BIMCO Management Agreement by and between Free Bulkers S.A. and each of Adventure Two S.A. and Adventure Three S.A. and Form of Addendum No. 1 to BIMCO Management Agreement by and between Free Bulkers S.A. and each of Adventure Five S.A. through Adventure Twelve S.A.	Exhibit 99.14 to Registrant’s 6-K filed on October 22, 2009 and incorporated herein by reference

10.22	Loan Agreement dated December 15, 2009 among Adventure Nine S.A., Adventure Twelve S.A. and First Business Bank	Exhibit 4.60 to Registrant’s Form 20-F filed on June 16, 2010 and incorporated herein by reference

10.23	First Priority Mortgage on the M/V Free Impala in favor of First Business Bank	Exhibit 4.61 to Registrant’s Form 20-F filed on June 16, 2010 and incorporated herein by reference

10.24	First Preferred Mortgage on the M/V Free Neptune in favor of First Business Bank	Exhibit 4.62 to Registrant’s Form 20-F filed on June 16, 2010 and incorporated herein by reference

10.25	Deed of Covenants dated December 16, 2009 between Adventure Nine S.A. and First Business Bank	Exhibit 4.63 to Registrant’s Form 20-F filed on June 16, 2010 and incorporated herein by reference

10.26	Amendment and Restatement Agreement dated December 1, 2009 among Adventure Two S.A., Adventure Three S.A., Adventure Seven S.A., Adventure Eleven S.A., FreeSeas Inc. and New HBU II N.V	Exhibit 4.64 to Registrant’s Form 20-F filed on June 16, 2010 and incorporated herein by reference

10.27	Restated Facility Agreement dated December 1, 2009 among Adventure Two S.A., Adventure Three S.A., Adventure Seven S.A., Adventure Eleven S.A., FreeSeas Inc. and New HBU II N.V.	Exhibit 4.65 to Registrant’s Form 20-F filed on June 16, 2010 and incorporated herein by reference

10.28	Third Supplemental Agreement dated November 27, 2009 to the Facility Agreement dated December 24, 2007 between FreeSeas Inc. and Credit Suisse	Exhibit 4.66 to Registrant’s Form 20-F filed on June 16, 2010 and incorporated herein by reference

10.29	Fourth Supplemental Agreement dated July 15, 2011 to the Facility Agreement dated December 24, 2007 between FreeSeas Inc. and Credit Suisse	Exhibit 99.3 to Registrant’s 6-K filed December 12, 2011

10.30	Fifth Supplemental Agreement dated November 7, 2011 to the Facility Agreement dated December 24, 2007 between FreeSeas Inc. and Credit Suisse	Exhibit 99.4 to Registrant’s 6-K filed December 12, 2011

10.31	Credit Suisse Letter dated August 4, 2011 regarding Facility Agreement dated December 24, 2007 between FreeSeas Inc. and Credit Suisse	Exhibit 4.35 to Amendment No. 1 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2011, as filed on May 16, 2012

II-5

10.32	Credit Suisse Letter dated September 6, 2011 regarding Facility Agreement dated December 24, 2007 between FreeSeas Inc. and Credit Suisse	Exhibit 4.36 to Amendment No. 1 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2011, as filed on May 16, 2012

10.33	First Preferred Liberian Ship Mortgage on the M/V Free Goddess in favor of Credit Suisse AG	Exhibit 4.67 to Registrant’s Form 20-F filed on June 16, 2010 and incorporated herein by reference

10.34	First Preferred Liberian Ship Mortgage on the M/V Free Hero in favor of Credit Suisse AG	Exhibit 4.68 to Registrant’s Form 20-F filed on June 16, 2010 and incorporated herein by reference

10.35	First Preferred Liberian Ship Mortgage on the M/V Free Jupiter in favor of Credit Suisse AG	Exhibit 4.69 to Registrant’s Form 20-F filed on June 16, 2010 and incorporated herein by reference

10.36	Addendum No. 2 dated July 18, 2011 to First Preferred Mortgage on the M/V Free Lady in favor of Credit Suisse AG	Exhibit 4.32 to Amendment No. 1 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2011, as filed on May 16, 2012

10.37	First Supplemental Agreement dated January 27, 2012 among FBB – First Business Bank S.A., Adventure Nine S.A., Adventure Twelve S.A., FreeSeas Inc. and Free Bulkers S.A.	Exhibit 4.30 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2011, as filed on May 7, 2012 and incorporated herein by reference

10.38	Letter Agreement dated February 2, 2012 with Credit Suisse	Exhibit 4.31 to Registrant’s Annual Report on Form 20-F for the year ended December 31, 2011, as filed on May 7, 2012 and incorporated herein by reference

10.39	Standby Equity Distribution Agreement dated May 11, 2012 between FreeSeas Inc. and YA Global Master SPV Ltd.	Exhibit 99.2 to Registrant’s Form 6-K, as filed on May 15, 2012 and incorporated herein by reference

10.40	Note Purchase Agreement dated May 11, 2012 between FreeSeas Inc. and YA Global Master SPV Ltd.	Exhibit 99.3 to Registrant’s Form 6-K, as filed on May 15, 2012 and incorporated herein by reference

10.41	Amendment dated June 28, 2012 to Standby Equity Distribution Agreement	Exhibit 99.1 to Registrant’s Form 6-K, as filed on June 29, 2012 and incorporated herein by reference

10.42	Sixth Supplemental Agreement dated May 31, 2012 among FreeSeas Inc., Adventure Five S.A., Adventure Six S.A., Adventure Eight S.A., Adventure Ten S.A., Free Bulkers S.A., and Credit Suisse AG	Exhibit 99.1 to Registrant’s Form 6-K, as filed on June 12, 2012 and incorporated herein by reference

10.43	Facility Agreement (as amended and restated) between FreeSeas Inc. and Credit Suisse AG	Exhibit 99.2 to Registrant’s Form 6-K, as filed on June 12, 2012 and incorporated herein by reference

10.44	Addendum No. 3 to First Preferred Mortgage dated May 31, 2012 between Adventure Five S.A. and Credit Suisse AG	Exhibit 99.3 to Registrant’s Form 6-K, as filed on June 12, 2012 and incorporated herein by reference

10.45	Addendum No. 3 to First Preferred Mortgage dated May 31, 2012 between Adventure Six S.A. and Credit Suisse AG	Exhibit 99.4 to Registrant’s Form 6-K, as filed on June 12, 2012 and incorporated herein by reference

10.46	Addendum No. 3 to First Preferred Mortgage dated May 31, 2012 between Adventure Eight S.A. and Credit Suisse AG	Exhibit 99.5 to Registrant’s Form 6-K, as filed on June 12, 2012 and incorporated herein by reference

10.47	Deed of Release dated May 31, 2012 by Credit Suisse AG in favor of Adventure Ten S.A.	Exhibit 99.6 to Registrant’s Form 6-K, as filed on June 12, 2012 and incorporated herein by reference

10.48	Amendment and Restatement Agreement dated September 7, 2012 by and among FreeSeas Inc., certain of the Company’s subsidiaries and Deutsche Bank Nederland N.V.	Exhibit 99.6 to Registrant’s Form 6-K, as filed on September 19, 2012 and incorporated herein by reference

II-6

10.49	Investment Agreement dated October 11, 2012 by and between the Company and Dutchess Opportunity Fund, II, LP	Exhibit 99.1 to Registrant's Form 6-K, as filed on October 12, 2012 and incorporated herein by reference.

10.50	Registration Rights Agreement dated October 11, 2012 by and between the Company and Dutchess Opportunity Fund, II, LP	Exhibit 99.2 to Registrant's Form 6-K, as filed on October 12, 2012 and incorporated herein by reference.

10.51	Stipulation of Settlement between the Company and Hanover Holdings I, LLC	Exhibit 99.1 to Registrant's Form 6-K, as filed on January 15, 2013 and incorporated herein by reference.

10.52	Order Approving Fairness, Terms and Conditions of Exchange and Issuance Pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended, dated January 14, 2013	Exhibit 99.2 to Registrant's Form 6-K, as filed on January 15, 2013 and incorporated herein by reference.

10.53	Investment Agreement dated January 24, 2013 by and between the Company and Granite State Capital, LLC	Exhibit 99.1 to Registrant's Form 6-K, as filed on January 24, 2013 and incorporated herein by reference.

10.54	Registration Rights Agreement dated January 24, 2013 by and between the Company and Granite State Capital, LLC	Exhibit 99.2 to Registrant's Form 6-K, as filed on January 24, 2013 and incorporated herein by reference.

21.01	Subsidiaries of the Registrant	Exhibit 21.1 to Registrant’s Registration Statement on Form F-1 (File No. 333-182471) filed on June 29, 2012 and incorporated herein by reference

23.01	Consent of Sherb & Co., LLP	Filed herewith

23.02	Consent of Marshall Islands Counsel	Included in Exhibit 5.01 to be filed by amendment

24.1	Power of Attorney	Included on signature page of this Registration Statement

Item 9. Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piraeus, Country of Greece on January 25, 2013.

FREESEAS INC.

By:	/s/ Ion G. Varouxakis
Ion G. Varouxakis,
Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ion G. Varouxakis and Alexandros Mylonas, as attorneys-in-fact with full power of substitution, provided they act jointly, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the U.S. Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the U.S. Securities Act of 1933 of common shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the U.S. Securities Act of 1933, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement, and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Ion G. Varouxakis	Chairman of the Board of Directors, Chief Executive Officer and President (Principal executive officer)	January 25, 2013
Ion G. Varouxakis

/s/ Alexandros Mylonas	Chief Financial Officer and Treasurer (Principal financial and accounting officer)	January 25, 2013
Alexandros Mylonas

	Director	January 25, 2013
Focko H. Nauta

/s/ Dimitrios Panagiotopoulos	Director	January 25, 2013
Dimitrios Panagiotopoulos

/s/ Keith Bloomfield	Director	January 25, 2013
Keith Bloomfield

/s/ Xenophon Galinas	Director	January 25, 2013
Xenophon Galinas

II-8

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Sichenzia Ross Friedman Ference LLP, the duly authorized representative in the United States of FreeSeas Inc., has signed this registration statement in New York, New York on January 25, 2013.

SICHENZIA ROSS FRIEDMAN FERENCE LLP

By:	/s/ Marc J. Ross
Name: Marc J. Ross, Esq.
Title: Partner

II-9